Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED
CREDIT CARD PROGRAM AGREEMENT
By and Between
J. C. PENNEY CORPORATION, INC.
and
SYNCHRONY BANK
Dated as of October 5, 2018

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Usage	1
1.3	Conventions	1
1.4	Interpretation	2
ARTICLE II ESTABLISHMENT AND PROMOTION OF THE PROGRAM		2
2.1	Establishment of Program and Accounts	2
2.2	Certain Obligations of JCPenney Under the Program	5
2.3	Obligation to Extend Credit	8
2.4	Promotion of Program	8
2.5	Marketing Plans	3
2.6	Marketing Fund	10
2.7	Promotional Financing Programs	11
ARTICLE III ADMINISTRATION OF PROGRAM		11
3.1	Preparation of Documents	11
3.2	Personnel, Features and Technology	12
3.3	Cardholder Terms and Risk Criteria	13
3.4	Losses	13
3.5	Accounts	14
3.6	Ownership and Use of Information	14
3.7	Incidental Marketing and Debt Protection Programs	14
3.8	New Stores; Acquisitions/New Affiliates	14
3.9	Store Closings; Going Out of Business Sales	14
3.10	Information Access	14
3.11	Other In-Store Credit Activities	15
3.12	Training	15
3.13	Change and Quality Control	16
3.14	Delivery of Information	17
3.15	Merchandise Liability	17
3.16	Inserts and Other Statement Communications	18
3.17	Credit Store Manual and Bank Operating Procedures	18
3.18	Program Governance	18
3.19	No Surcharge	19
3.20	Reports	19
3.21	Exclusivity	19
3.22	Customer Satisfaction Surveys	19
3.23	Outsourcing	19
3.24	Sales Tax Recovery	20
3.25	Securitization	20
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ARTICLE IV SETTLEMENT		20
4.1	Settlement Procedures	20
4.2	Participation Fee	20
4.3	Signing Bonus	20
4.4	Innovation Fund	20
4.5	Program Gain Share Payment	20
4.6	Partial Year Calculations	20
4.7	Interchange Adjustment	20
4.8	Effective Date of Change in Economic Terms	20
ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS OF JCPENNEY		21
5.1	General Representations and Warranties	21
5.2	General Covenants	22
ARTICLE VI REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANK		24
6.1	General Representations and Warranties	24
6.2	General Covenants	25
ARTICLE VII CHARGEBACKS		25
7.1	Chargebacks	25
ARTICLE VIII UCC FILINGS		26
8.1	Grant of Security Interest; Precautionary Filing	26
ARTICLE IX EVENTS OF DEFAULT		27
9.1	Events of Default	27
9.2	Remedies	28
ARTICLE X TERM/TERMINATION		28
10.1	Initial and Renewal Term	28
10.2	Termination	28
10.3	Notice of Termination	29
10.4	Effects of Termination or Expiration	29
10.5	Survival	29
ARTICLE XI INDEMNIFICATION		30
11.1	Indemnified Losses	30
11.2	Indemnification by JCPenney	30
11.3	Indemnification by Bank	30
11.4	Notice	31
11.5	General Procedure	32
11.6	Role of Indemnified Party	32
11.7	Limitations on Parties	33
11.8	Apportionment of Costs	33
11.9	Limitations of Liability	33
11.10	SaaS Infringement Remedies and Limitations	34
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ARTICLE XII MISCELLANEOUS		34
12.1	Assignability	34
12.2	Entire Agreement; Amendment	34
12.3	Waiver	34
12.4	Delays or Omissions	34
12.5	Insurance	35
12.6	Rights of Persons Not a Party	35
12.7	Headings	35
12.8	Governing Law/Severability	35
12.9	Good Faith	36
12.10	Drafting	36
12.11	Counterparts	36
12.12	JURISDICTION	36
12.13	Adjudication of Claims	36
12.14	Notices	37
12.15	Power of Attorney	38
12.16	Use of Names and Trademarks	38
12.17	Confidential Information	39
12.18	Audit Rights	39
12.19	Force Majeure; Disaster Relief	39
12.20	Disaster Recovery Plan	40
12.21	Review and Monitoring	41
12.22	Press Releases or Publicity Statements	41
12.23	Independent Contractor	41
12.24	No Joint Venture	41
12.25	Information Provided to Bank	41
12.26	Tax and Financial Cooperation	42
12.27	No Violation	42
12.28	Set-Off	42
ARTICLE XIII DUAL CARD PROGRAM		42
13.1	General	42
ARTICLE XIV COMMERCIAL CARD PROGRAM		42
14.1	General	42
ARTICLE XV DEFINED TERMS		42
15.1	Defined Terms	42
ARTICLE XVI HOME SERVICES CARD PROGRAM		56
16.1	General	56
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AMENDED AND RESTATED
CREDIT CARD PROGRAM AGREEMENT
This Amended and Restated Credit Card Program Agreement (“Agreement”) is made as of October 5, 2018 (the “Effective Date”) by and between J. C. PENNEY CORPORATION, INC., with its principal place of business at Plano, Texas, and SYNCHRONY BANK, with its principal place of business at Draper, Utah.
WITNESSETH
WHEREAS, Bank is in the business of providing consumer and commercial credit programs to finance the purchase of goods or services; and
WHEREAS, JCPenney is in the business of selling consumer and commercial goods and services and desires Bank to provide a consumer and a commercial credit program for its customers; and
WHEREAS, JCPenney and Bank are parties to a Consumer Credit Program Agreement, amended and restated as of November 5, 2009, pursuant to which JCPenney and Bank offer JCPenney-branded consumer credit cards (as amended, the “Existing Consumer Agreement”); and
WHEREAS, JCPenney and Bank are parties to a letter agreement for a commercial credit program, dated as of October 11, 2013 (as amended, the “Existing Commercial Agreement”); and
WHEREAS, JCPenney and Bank desire to amend and restate the Existing Consumer Agreement and the Existing Commercial Agreement as set forth herein.
NOW, THEREFORE, in consideration of the terms and conditions stated herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend and restate the Existing Consumer Agreement and the Existing Commercial Agreement as follows:

ARTICLE I
DEFINITIONS

1.1    Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XV unless otherwise specifically defined in this Agreement.

1.2    Usage. Unless the context indicates otherwise, the term “party” shall mean Bank, on the one hand, and JCPenney, on the other hand, and the term “parties” shall mean Bank and JCPenney.

1.3    Conventions. Unless the context indicates otherwise, the use of: (a) the word “including” shall be deemed to be equivalent to “including, but not limited to”; and (b) the word “amended” shall mean “amended, modified, restated or supplemented, from time to time.”

1.4     Interpretation. For purposes of interpreting this Agreement, reference to a Section or a subsection shall be deemed to include any corresponding Schedule or corresponding subsection thereof, as the case may be (e.g., a reference to Section 10.4 of this Agreement shall be deemed to include Schedule 10.4(a) and Schedule 10.4(b)). In the event there are inconsistencies between this Agreement (exclusive of the Schedules) on the one hand, and the Schedules on the other hand, the former shall govern; provided, however, that the terms of the Schedules shall control in the event of such inconsistency to the extent expressly provided in Schedule 13, Schedule 14 and Schedule 16.

ARTICLE II
ESTABLISHMENT AND PROMOTION OF THE PROGRAM

2.1    Establishment of Program and Accounts.

(a)JCPenney and Bank have established and will maintain the Program pursuant to which (i) under the Private Label Program, the Dual Card Program and the Home Services Card Program, JCPenney and Bank will make open-end, revolving credit available to existing and new qualified customers of JCPenney and the Authorized Entities and (ii) under the Commercial Card Program JCPenney and Bank will make non-revolving credit available to Persons for commercial purposes, in each case with Bank making loans to such Persons to finance Purchases pursuant to the terms and conditions of this Agreement.
(b)During the Term (i) Bank shall operate the Program in accordance with this Agreement, including the Service Level Standards, as this Agreement may be amended from time to time by agreement in writing of the parties hereto, (ii) JCPenney shall maintain, on an ongoing basis, the credit-related point-of-sale functionality sufficient to meet the requirements of the Program and this Agreement, including the capability to capture and transmit to Bank information for instant credit applications, authorizations and settlements, which functionality may be modified or upgraded after the Effective Date solely by mutual agreement of the parties, which agreement shall not be unreasonably withheld, conditioned or delayed, (iii) the parties shall reasonably cooperate with each other to implement modifications or upgrades to such point-of-sale functionality that are mutually agreed to by the parties from time-to-time, and (iv) while performing its responsibilities under this Agreement, particularly those responsibilities requiring customer contact, Bank will use commercially reasonable efforts to make its role as third-party provider (and that of its Affiliates and others acting on Bank’s behalf) transparent to Cardholders to the extent possible and legally permissible; provided that it is understood that Credit Card Agreements and Account Documentation shall reflect the relationship between Bank and Cardholders.

(c)Subject to the terms and conditions of this Agreement, for each consumer who has an address within the fifty (50) states of the United States,, the District of Columbia, the Commonwealth of Puerto Rico, or a territory of the United States (the “Territory”), and who applies for an Account after the date hereof (i) in person at a retail JCPenney Location within the Territory, (ii) by mailing to Bank a Credit Card Application obtained from a JCPenney Location within the Territory, (iii) via the Internet or any JCPenney digital channel as mutually agreed to by the parties, (iv) by telephone, (v) by any direct mail offerings, (vi) through an APO or FPO address for those members of the United States and state military residing outside the United States, or (vii) through any other application method mutually agreed to by the parties, and who qualifies for credit under the Program in accordance with the Risk Criteria (as the same may be determined by Bank and modified in accordance with Section 2 (Risk Criteria) of

Schedule 3.3(b) (Minimum Target Approval Rates and Incidental Credit Line Targets; Risk Criteria), Bank shall open an Account, issue to such Cardholder a Credit Card, activate such Cardholder’s Credit Card and grant credit to such Cardholder for Purchases. Bank’s rights and obligations in respect of consumers with addresses in Canada shall be as stated in Schedule 2.1(c) (Canadian Consumers).

(d)Services. Subject to the terms and conditions of this Agreement, Bank shall perform all of the services necessary to operate and actively market the Program in accordance with the terms and conditions of this Agreement at its own expense (except as otherwise expressly set forth herein), in accordance with the Program resource requirements set forth in Schedule 2.1(d) (Program Resource Requirements) (“Services”) including:

(i)Operate and market the Program as customized, JCPenney-branded credit plans;

(ii)Actively solicit, accept, and review Credit Card Applications from, or on behalf of, prospective Cardholders;

(iii)Determine the creditworthiness of prospective Cardholders and approve creditworthy Credit Card Applications in accordance with the Risk Criteria;

(iv)Establish Accounts for all approved Applicants with credit limits to be set by Bank in accordance with the Risk Criteria;

(v)Provide all required disclosures, terms and conditions to Cardholders, including Credit Card Agreements;

(vi)Produce and issue Credit Cards to approved Applicants featuring the JCPenney name and logotype or such other names or logotypes as are mutually agreed to by the parties;

(vii)Provide authorizations to JCPenney and Authorized Entities for Purchases by means of Bank’s authorization system and in accordance with the Bank Operating Procedures;

(viii)Extend credit on Accounts to Cardholders for purchases of Goods and/or Services by Cardholders from JCPenney and Authorized Entities;

(ix)Support the use of Inserts, statement messages and other marketing efforts of JCPenney to Cardholders as provided in Section 3.16 (Inserts and Other Statement Communications);

(x)Support the marketing efforts in this Agreement with respect to Accounts, including use of the Accounts in the Incidental Marketing Programs specified in Section 3.7 (Incidental Marketing and Debt Protection Programs);

(xi)Generate and deliver Billing Statements to Cardholders;

(xii)Process and apply Cardholder payments to the applicable Accounts in accordance with the Service Level Standards;

(xiii)Manage all collection, charge-off, recovery and bankruptcy processes arising from defaulted Accounts and upon written request provide to JCPenney periodic reports of charge-off and recovery activity related to bad debts;

(xiv)Respond to all Cardholder service and billing inquiries and disputes relating to Accounts in a courteous manner and in accordance with the Service Level Standards;

(xv)Settle with JCPenney for any amounts due hereunder in accordance with Schedule 4.1 (Settlement);

(xvi)Operate call centers (each, a “Call Center”) to address, among other things, customer inquiries regarding the Program, collections calls, calls involving potential Cardholder fraud, and similar calls related to the Credit Cards in accordance with Section 6 (Customer Service and Collections Locations) of Schedule 2.1(d) (Program Resource Requirements);

(xvii)Operate a high quality, ethical Program that enhances the goodwill of JCPenney and Bank with Cardholders and other JCPenney customers;

(xviii)Perform periodic credit reviews of the Accounts; and

(xix)Generally operate the Program and service all Accounts and Cardholders in accordance with this Agreement and competitive industry standards.

(e)Compliance with Applicable Law. Bank shall perform its Services under this Agreement in compliance with Bank Applicable Law. Bank shall be responsible for monitoring changes in Bank Applicable Law which affect the Program or Bank’s Services hereunder and for implementing appropriate changes in Bank’s practices to the extent necessary to comply with Bank Applicable Law. Bank shall also inform JCPenney of any changes to Bank Applicable Law to the extent such changes in Bank Applicable Law requires a change by JCPenney or any Authorized Entity.

(f)Critical Change in Applicable Law. In the event of a Critical Change in Applicable Law (as defined in Schedule 2.1(f) (Critical Change in Applicable Law)), Bank and JCPenney shall have the rights and obligations set forth in Schedule 2.1(f) (Critical Change in Applicable Law) (it being understood, in circumstances where the requirements of Schedule 2.1(f) are different from those of Schedules 10.3 (Rights and Obligations Upon Notice of Termination) and 10.4(a) (Purchase Option) of this Agreement, the provisions of said Schedule 2.1(f) (Critical Change in Applicable Law) shall govern).

(g)Service Level Standards; Resource Requirements. Bank will perform the Services in accordance with this Agreement and all schedules attached hereto, including the Service Level

Standards set forth in Schedule 2.1(g) (Service Level Standards) and the resource requirements set forth in Schedule 2.1(d) (Program Resource Requirements), as they may be amended from time to time by agreement of the parties hereto. The provisions of Schedule 2.1(g) (Service Level Standards) shall apply in the event of a failure to meet any Service Level Standards as set forth in Schedule 2.1(g) (Service Level Standards).
2.2    Certain Obligations of JCPenney Under the Program.

(a)     During the Term of this Agreement, JCPenney shall, at its expense (unless otherwise specified herein), in accordance with the terms and conditions of this Agreement: perform in-store services to encourage the creation of Accounts and facilitate the use of Accounts by Cardholders. JCPenney shall perform such services, including the following activities:

(i)Accept the Credit Card in order that Cardholders may make Purchases on their Accounts at or through all JCPenney Locations in accordance with the terms of the applicable Program;

(ii)Promote in accordance with the Marketing Plan, and accept and forward in accordance with the Bank Operating Procedures, Credit Card Applications, and communicate information therefrom about prospective Cardholders to Bank;

(iii)Instruct Cardholders on how to make changes of address or contact Bank to facilitate any changes to the Cardholder’s Account;

(iv)Obtain authorizations in accordance with the Bank Operating Procedures;

(v)Assist Cardholders in communicating with Bank through Bank‑provided toll-free telephone number facilities, the Program website, email, mobile application (including any chat functions), and other commonly accepted forms of communication;

(vi)Provide receipts to or for Cardholders relating to In-Store Payments and handle such In-Store Payments as provided in Section 3.11(b) (In-Store Payments);

(vii)Provide the benefits to Cardholders as set forth on Schedule 2.2.(a)(vii) (Cardholder Benefits) (collectively, the “Cardholder Benefits”), and after prior notice and consultation with Bank, JCPenney may, in its sole discretion, change the Cardholder Benefits at any time; provided, however, that (A) JCPenney shall maintain multi-tier benefits for Private Label Credit Cards and first purchase incentives for all Credit Cards, (B) the Cardholder Benefits, in the aggregate, shall be competitive to the benefits provided by the Synchrony Peer Group to their cardholders, and (C) the Cardholder Benefits shall be in addition to benefits in any multi-tender loyalty program offered by JCPenney. For the avoidance of doubt, JCPenney, in its sole discretion, may offer additional bonus promotions in connection with the JCPenney rewards program that are tender neutral;

(viii)Offer assistance to customers requesting Credit Card Applications or resolution of problems related to the Accounts of those who become Cardholders;

(ix)Display promotional materials related to Accounts in accordance with Section 2.4 (Promotion of Program);

(x)In consultation with Bank, provide to Bank design elements meeting Bank’s specifications for use in producing Credit Cards and other JCPenney‑branded Program Materials;

(xi)Encourage the establishment and use of Accounts at all JCPenney Locations and ensure that the Program is the preferred financing alternative for Goods and/or Services at JCPenney Locations, subject to JCPenney’s rights under Section 3.21 (Exclusivity);

(xii)Provide the relevant Bank-provided disclosures (A) in any Program‑related advertising performed by or on behalf of JCPenney or an Authorized Entity, (B) to each Applicant before transmitting such individual’s Credit Card Application information to Bank, and (C) to each Cardholder in connection with promotional credit transactions;

(xiii)Maintain a commercially reasonable policy for the exchange, return and adjustment of Goods and/or Services that is adequately communicated to customers and is in accordance with Applicable Law;

(xiv)Only submit Charge Transaction Data in respect of Goods and/or Services that JCPenney or the Authorized Entities sold at or through JCPenney Locations;

(xv)Cooperate in the resolution of any Cardholder disputes; and

(xvi)Contact the Bank on the Cardholder’s behalf when instructed to do so when an authorization request is denied or a Credit Card Application is pended.

(b)     JCPenney shall provide, at its expense, to Cardholders forms of Charge Slips and/or copies thereof, and forms of Credit Slips. To the extent not available to Bank through JCPenney’s electronic system, JCPenney shall provide, upon Bank’s request, copies of delivery slips, Credit Card Applications, or other Account materials retained by JCPenney or an Authorized Entity.

(c)     Authorized Entities.

(i)JCPenney shall use commercially reasonable efforts to maintain Authorized Entities in accordance with its practices as of the Effective Date, and shall communicate on an ongoing basis with Cardholders regarding their ability to use Credit Cards at the Authorized Entities in a manner reasonably acceptable to both JCPenney and Bank.

(ii)An Authorized Entity shall be permitted to accept Credit Cards (other than Commercial Cards) in accordance with the provisions of this Agreement applicable to acceptance of Credit Cards by JCPenney, including the promotion of such acceptance, and JCPenney shall be responsible to Bank for compliance with such provisions by the Authorized Entity. For avoidance of doubt, an Authorized Entity shall not accept In-Store Payments or assist in processing Credit Card Applications. Bank shall have the same rights against JCPenney, and JCPenney shall have the same obligations to Bank, with respect to acts or omissions by an Authorized Entity related to acceptance of Credit Cards and other participation in the Program as Bank would have under this Agreement if JCPenney had committed the act or omission. If Bank notifies JCPenney of an Authorized Entity’s non-compliance with the terms of this Agreement, and the Authorized Entity fails to cure such non-compliance within thirty (30) days of such notice, then Bank may deliver to JCPenney a notice of termination for such Authorized Entity, and if the Authorized Entity does not cure such non-compliance within fifteen (15) days of JCPenney’s receipt of the notice of termination for such Authorized Entity, Bank shall immediately have the right to terminate the authority of such Authorized Entity to accept Credit Cards. Notwithstanding anything in this Agreement, Bank may suspend the authority of an Authorized Entity for non-compliance with the terms of this Agreement with notice to JCPenney in Exigent Circumstances.

(iii)In the case of JCPenney, and in the event that any Authorized Entity which is an Affiliate of JCPenney shall cease to be an Affiliate of JCPenney, at the request of JCPenney, Bank shall permit such Affiliate to continue to participate in the Program as an Authorized Entity, subject to Bank’s rights under Section 2(c)(ii).

(d)     JCPenney shall (at its own expense unless otherwise provided in the Marketing Plan) actively promote the Program in a manner to be agreed upon by the parties, including: (i) providing training to its employees in accordance with Section 3.12 (Training); (ii) providing materials to customers that are the most recent materials provided by Bank to JCPenney Locations; and (iii) at JCPenney’s discretion, providing other support, such as in-store discounts, designed to promote credit marketing in accordance with the Marketing Plan.

(e)     JCPenney shall be solely responsible for allocating payments made to it by Bank for any Authorized Entities hereunder, and Bank shall not be responsible or liable, for or in connection with, a failure by JCPenney to do so.

(f)     When submitting authorizations for Cardholder transactions, if Bank does not respond to JCPenney’s authorization requests due to the failure of Bank’s authorization system, JCPenney may submit transactions at or below the Floor Limit without any authorization, and all such transactions will be deemed “authorized” transactions. As of the Effective Date, the Floor Limit is two hundred dollars ($200) for all days other than days during the Freeze Period, and five hundred dollars ($500) for all days during the Freeze Period. JCPenney may request an increase in the Floor Limit for any sustained period when Bank’s authorization system is not operational. Any increase in the Floor Limit must be approved by Bank Program Coordinator or designee in writing, with approval through e-mail being sufficient.

2.3     Obligation to Extend Credit. Bank shall extend credit to Cardholders in amounts set forth in Charge Transaction Data received and accepted by Bank; provided that such extension of credit shall be subject to (i) the credit limits applicable to each Account, including any automatic credit overline extension, and (ii) the Risk Criteria and the terms and conditions in the Credit Card Agreements.

2.4    Promotion of Program.

(a)     Bank and JCPenney mutually agree to actively market the Program in accordance with the marketing plan mutually approved by the parties (the “Marketing Plan”). Bank shall support marketing of the Program by, among other things, funding the Bank Marketing Fund as set forth in Section 2.6 (Marketing Fund). Unless otherwise agreed in writing by the parties, the Bank Private Label Marketing Obligation, and the portion of the Bank Dual Card Marketing Obligation attributable to Dual Card In-Store Net Credit Volume shall be used to promote the Program in JCPenney Locations and the portion of the Bank Dual Card Marketing Obligation attributable to the Dual Card Out of Store Net Credit Volume shall be used to promote the Program outside of JCPenney Locations. JCPenney shall support the Program by, among other things, providing the Cardholder Benefits in accordance with the terms of Schedule 2.2(a)(vii) (Cardholder Benefits). JCPenney shall (i) administer incentive programs for sales associates consistent with existing JCPenney practices and (ii) coordinate host/hostess booth personnel as mutually agreed to by the parties in the Marketing Plan, using funding to be provided pursuant to the Marketing Plan. JCPenney shall notify Bank of any employee incentive programs related to the Program prior to the implementation of such programs, and Bank shall have the right to review and approve the terms of such employee incentive programs for compliance with Bank Applicable Law and Bank policy, provided that such Bank policy is consistent with policies applied by Bank to its other private label and co-branded credit card programs.

(b)     Either party, from time to time, may propose a promotion related to the Program. JCPenney may, in its reasonable discretion, determine whether to run any such promotion.

(c)     JCPenney shall display and make available at JCPenney Locations, in a manner to be agreed by the parties, Credit Card Applications provided by Bank as a Program Expense, to be used in connection with the Program. Expenses in respect of in-store signage, including point-of-sale signage and tent signage related to Accounts, and decals for acceptance of Credit Cards, shall be applied against the Bank Marketing Fund in accordance with Section 2.6 (Marketing Fund). Any credit-related advertising or signage used by JCPenney shall be displayed or otherwise employed in a manner consistent with the Marketing Plan. Any in-store signage and in-store promotional materials, as well as any outbound telemarketing scripts, must be approved by JCPenney prior to usage. JCPenney may not, without Bank’s prior written consent, use Bank’s name or logo type (or the name or logo type of any Affiliate of Bank) in any advertisement, press release or promotional materials. Bank shall have the right to review all Program advertising created by JCPenney. Bank’s determination of the billing or credit terms for any promotion is not intended to be and will not be construed to be an approval of any materials used in advertising or implementing such promotions, except that Bank shall be responsible for any Truth-in-

Lending or similar state credit disclosure language provided by Bank to JCPenney or any Authorized Entity for use in advertising copy, if such language is used without modification and in the manner specified by Bank. Any approval by JCPenney of any materials that contain billing or credit terms is not intended to be and will not be construed to be an approval of such terms.

(d)     Development and Review of Program Materials. In addition to the obligations set forth in Section 2.4(b) and (c), JCPenney and Bank shall have the following responsibilities for the development of Account materials, Targeted Solicitation Materials, Fulfillment Materials, and General Advertising Materials (collectively, “Program Materials”):

(i)Targeted Solicitation Materials. Bank shall develop direct, digital and mail pieces, telemarketing scripts, usage and retention communications and other related materials that target prospective or existing Cardholders (collectively, “Targeted Solicitation Materials”) and new card packages for new Cardholders and other related informational pieces for Cardholders (collectively, “Fulfillment Materials”). Bank shall provide JCPenney an opportunity to review and approve the Targeted Solicitation Materials and the Fulfillment Materials. Bank shall implement any reasonably requested modifications to the design, content and format of the Targeted Solicitation Materials and the Fulfillment Materials.

(ii)General Advertising Materials. JCPenney shall develop, as a JCPenney Expense unless otherwise mutually agreed, store circulars, newspaper inserts, store information, television, radio, and e-mail advertising, and other advertising materials that offer Credit Cards (collectively, “General Advertising Materials”). Bank shall provide JCPenney with standard disclosures to be used by JCPenney in General Advertising Materials. JCPenney shall produce General Advertising Materials in compliance with the standard disclosures and shall present General Advertising Materials to Bank for its timely review and approval for compliance with Bank Applicable Law.

(e)     The design of any Credit Cards used in the Program shall be the same as the design used in the Program on the Effective Date, with such modifications as are mutually agreed to by JCPenney and Bank, except that JCPenney may, in its sole discretion, alter the JCPenney logo and color used on any Credit Card used in the Program with reasonable advance notice to Bank for new Credit Cards only. Bank will assume the cost, as a Bank Expense, of one legally permissible reissuance of a Credit Card; such reissuance to include the re-issuance of all Credit Cards on which there has been a purchase within the past twelve (12) months, and excluding Bank’s customary and usual Account exclusions, as discussed with JCPenney.

2.5    Marketing Plans.
(a)     The parties intend that a Marketing Plan will be agreed upon prior to the commencement of a Fiscal Year, and although the parties may agree upon amendments and modifications during the Fiscal Year, such Marketing Plan will be in effect for the duration of such Fiscal Year. Annual changes to the Marketing Plan for a Fiscal Year shall be agreed to by JCPenney and Bank in accordance with the normal ongoing JCPenney planning processes, and in any event no later than ninety (90) days prior to the commencement of such Fiscal Year

(“Marketing Plan Date”). If the parties cannot agree upon the Marketing Plan by the Marketing Plan Date, then the parties may refer the dispute or disagreement to the Program Coordinators. Until the dispute or disagreement is resolved, the parties will implement those portions of the modifications to the Marketing Plan on which the parties have agreed. With respect to other credit marketing initiatives on which the parties cannot agree, JCPenney shall make the determination with respect to such credit marketing initiatives as will be implemented at JCPenney Locations and Bank shall make the determination with respect to such credit marketing initiatives as will be implemented in locations other than JCPenney Locations, provided that the amount of the Bank Marketing Fund that shall be utilized for such JCPenney Locations and non‑JCPenney Location credit marketing initiatives shall be consistent with the distribution of marketing expenditures as between JCPenney Locations and non-JCPenney Location credit marketing activities for the last Fiscal Year.

(b)     The Marketing Plan for each Fiscal Year shall include an analysis provided by Bank, which analysis shall be prepared using free publicly available information of competitive private label credit programs offered by entities in the Technology Peer Group or such other competitors as are otherwise agreed to by the Program Coordinators. Such analysis shall include a comparison of Cardholder pricing and terms, card features such as rebate/point programs or loyalty programs, exclusive cardholder offerings, different product offerings such as preferred shopper cards, and supporting creative materials, such as Cardholder applications and marketing materials. Such analysis also shall include a comparison of Internet credit card functionality, including application, approval and authorization and other factors that would support a comprehensive comparison of the Program to that of such other retailers, including credit sales penetration, credit line utilization, and average balance level.

(c)     Within thirty (30) days of the end of each Fiscal Quarter, Bank shall provide to JCPenney reports tracking the effectiveness of the Marketing Plan. The tracking metrics to be included in the quarterly reports will be included as part of the Marketing Plan.

2.6     Marketing Fund.
(a)     Bank shall establish the bank marketing fund (by creation of a record maintained by Bank) and make disbursements from such fund in connection with credit marketing of the Program (the “Bank Marketing Fund”) as provided in this Agreement. For each Fiscal Year during the Term, Bank shall credit the Bank Marketing Fund in the amount of the Bank Marketing Obligations (or, for the Fiscal Year in which this Agreement commences or terminates, the amount of the Bank Marketing Obligation computed for that portion of such Fiscal Year that this Agreement is in effect). The Bank Marketing Fund expenditures for each Fiscal Year shall be made throughout that Fiscal Year in accordance with the then-current Marketing Plan or as otherwise agreed to by the parties. Unspent amounts from a given Fiscal Year during the Term will be carried over to future Fiscal Years to be spent during the Term. Those activities, the expenses of which shall be applied against the Bank Marketing Fund, as well as those activities the expenses of which shall be either a Bank Expense, JCPenney Expense or Program Expense, and shall not be applied against the Bank Marketing Fund, are set forth in Schedule 2.6 (Marketing). Bank shall provide a quarterly report to JCPenney regarding all marketing expenses paid by Bank that will be applied against the Bank Marketing Fund during the prior Fiscal Quarter and a forecast of such expenses for the balance of the Fiscal Year. Any funds remaining in the Bank Marketing Fund at the end of the Term shall be treated as income of the Program for purposes of the Program Gain Share Payment under Section 4.5 (Program Gain Share Payment).

(b)     In addition to the Bank Marketing Obligation, Bank shall pay to JCPenney, as a Bank Expense, additional amounts as set forth in Section 3 (Additional Marketing Obligations) of Schedule 2.6 (Marketing) for marketing support that JCPenney provides directly to the Program.

(c)     JCPenney agrees to marketing obligations as set forth in Section 4 (Other Marketing Agreements) of Schedule 2.6 (Marketing).

2.7    Promotional Financing Programs. JCPenney may offer Deferred Interest Promotions, Reduced Interest Promotions and No Interest Promotions (each as defined below), or such other promotions as are mutually agreed to by the parties, to consumers as a part of marketing the Program other than the Commercial Card Program (“Credit Promotions”). The frequency and volume of such Credit Promotions for Purchases shall be determined by JCPenney. The Credit Promotions will be subject to Promotional Discount Charges payable by JCPenney to Bank in accordance with the calculation set forth in Schedule 2.7 (Promotional Financing Programs). JCPenney will receive a credit for any Promotional Discount Charges paid to Bank that are associated with Purchases subject to chargeback or return. Based on the Credit Promotions that Bank has priced, JCPenney, in its sole discretion, will determine what Credit Promotions it will run. Bank shall not remove any consumer’s promotional rate during the stated promotional period without the prior written consent of JCPenney. “Deferred Interest Promotion” means a credit promotion pursuant to which a Cardholder must make at least minimum payments during the promotional period and if they pay the promotional balance in full during the promotional period, no interest charges are imposed with respect to such promotional purchases (but if the promotional purchase balance is not paid in full during the promotional period, interest charges are assessed from the purchase date). “Reduced Interest Promotion” means a credit promotion pursuant to which a Cardholder pays interest charges that are reduced from standard charges on new purchases for a specified period of time but must make minimum monthly payments. “No Interest Promotion” means a credit promotion pursuant to which a Cardholder does not pay interest charges on a purchase for a specified period of time but must make minimum monthly payments. In addition to the forgoing, the parties shall have the rights and obligations set forth in Schedule 2.7 (Promotional Financing Programs).

ARTICLE III
ADMINISTRATION OF PROGRAM

3.1     Preparation of Documents. Bank and JCPenney shall cooperate with and assist each other in the preparation and delivery of Account Documentation to be used in connection with the Program. Bank shall provide to JCPenney, as a Program Expense, copies of all such Account Documentation, in Bank’s possession both current and historical, and such other documents or materials as are reasonably requested by JCPenney, to comply with any regulatory agency proceedings. JCPenney shall provide to Bank, as a JCPenney Expense, copies of such Account Documentation in JCPenney’s possession, both current and historical, and such other documents or materials as are reasonably requested by Bank to comply with any regulatory agency proceedings. Bank agrees to provide the current Account Documentation which Bank is obligated to provide under this Agreement in sufficient quantities to enable

JCPenney to maintain its participation in the Program, and Bank shall deliver such Account Documentation to such locations as the parties mutually agree. The design and marketing panels, and segments thereof (if any), of certain Account Documentation materials, namely Credit Card Applications, Credit Card carriers, Credit Card Agreements, Credit Cards, change of terms notices, and other credit-related promotional materials, shall be agreed upon by Bank and JCPenney, and are subject to change from time to time as mutually agreed to by the parties.

3.2    Personnel, Features and Technology.

(a)     Personnel, Features and Technology. In order to operate a competitive credit program, Bank shall: (i) provide a team of dedicated key management personnel as set forth on Schedule 2.1(d) (Program Resource Requirements) to operate the Program in accordance with this Agreement with the levels of competence, experience and expertise at least equal in the aggregate to those provided by Bank to Bank’s other major credit card programs; (ii) make available features and employ technology in support of the Program within a reasonable time after Bank makes such features available to and employs such technology for Bank’s other similar credit card programs (except where unable to do so because of the proprietary rights of others); and (iii) make available features and employ technology in connection with the Program which are, in the aggregate, at least equal to the features provided and the technology employed by other leading similar credit card programs. JCPenney shall have the right to interview the Bank Managers, and provide feedback with respect to their role with the Program, to the extent provided in Schedule 2.1(d) (Program Resource Requirements).

(b)     Personnel Review. On an annual basis, Bank shall conduct a review of the quantity and the quality of the personnel operating the Program and will prepare a plan detailing the Program’s personnel needs for the next Fiscal Year. Such plan will be discussed with the JCPenney Program Coordinator and if the JCPenney Program Coordinator believes that the plan is inadequate, the area of concern will be presented for further discussion by the parties. In the event that the parties determine that additional staffing shall be necessary to provide the Services or improve the effectiveness or competitiveness in the Program, Bank shall use commercially reasonable efforts to make sufficient personnel, with appropriate levels of competence, experience and expertise, available to provide such Services as promptly as practicable.

(c)     Evolution. The parties anticipate that the Program (including the features of the Program and the systems and technologies used by both parties in the Program) will evolve over time to keep pace with technological advancements and improvements in the methods of delivering data, receiving data, processing data, generating output, marketing innovations, and performing other Services in connection with the Program, and that the pace of technical advancements and improvements will be at least consistent with the pace of technical advancements and improvements of the Peer Group Programs in the aggregate. Subject to the provisions of this Section 3.2, the parties agree to cooperate with each other in taking advantage of such technological advancements and other improvements to maintain and improve the effectiveness and competitiveness of the Program.

(d)     Certain Expenses. The costs and expenses of maintaining, developing, enhancing or otherwise modifying the systems and technologies of the Bank used in the Program shall be a Bank Expense. The costs and expenses of maintaining, developing, enhancing or otherwise modifying the systems and technologies of JCPenney used in the Program shall be a JCPenney Expense. Notwithstanding anything in this Agreement, a party shall not undertake any development, enhancement or other modification of its systems or technologies that would require the other party to make any material development, enhancement or modification to the other party’s systems or technologies, or incur any cost or expense with respect thereto, without the other party’s prior written consent.

(e)    SaaS Agreement. The parties agree that the SaaS Agreement shall terminate upon the Effective Date. Additionally upon the Effective Date, the parties shall abide by the software as a service terms set forth in Schedule 3.2(e) (Software as a Service).

(f)    Mobile Wallets. The parties shall have the rights and obligations with respect to the provisioning of Mobile Wallets and the facilitating of certain transactions by Mobile Wallets as set forth in Schedule 3.2(f) (Mobile Wallets).

3.3    Cardholder Terms and Risk Criteria.

(a)     The Cardholder Terms for Private Label Accounts, Dual Card Accounts, and Home Services Accounts, as of the Effective Date, and certain rights and obligations of the parties with respect to modification of the Cardholder Terms are set forth in Schedule 3.3(a) (Certain Cardholder Terms). Bank shall have the sole right to establish and change Cardholder Terms subject to the provisions of this Section 3.3(a) and Schedule 3.3(a) (Certain Cardholder Terms).
(b)     The Approval Rate Targets and Average Initial Credit Line Targets for the Private Label Program and the Risk Criteria for the Program, respectively as of the Effective Date, and certain rights and obligations of the parties with respect to modification of Risk Criteria are set forth in Schedule 3.3(b) (Minimum Target Approval Rates and Initial Credit Line Targets; Risk Criteria). Bank shall have the sole right to establish and change Risk Criteria subject to the provisions of this Section 3.3(b) and Schedule 3.3(b) (Minimum Target Approval Rates and Initial Credit Line Targets; Risk Criteria). Notwithstanding any rights to modify Risk Criteria set forth in Schedule 3.3(b) (Minimum Target Approval Rates and Initial Credit Line Targets; Risk Criteria), Bank will periodically perform periodic reviews of Private Label Accounts and Dual Card Accounts to determine adjustments, including adjustments that may increase credit lines on such Accounts.

3.4    Losses.

(a)     As between Bank and JCPenney, all losses, including fraud, credit, deceased, bankruptcy, or unauthorized transactions on Accounts, shall be borne solely by Bank without recourse to JCPenney; except for (i) losses incurred in respect of transactions charged back pursuant to Section 7.1 (Chargeback) hereof, (ii) losses incurred after Accounts are purchased by JCPenney in accordance with

Section 10.4(a) (Purchase Option), 3.25 (Securitization), and (iii) other losses expressly specified in Schedule 3.7 (Incidental Marketing and Debt Protection Programs).

3.5    Accounts.

(a)     Ownership of Accounts. Bank shall be the sole and exclusive owner of all Accounts and shall be entitled to receive all payments made by Cardholders on Accounts. Purchases under the Program shall constitute extensions of credit directly from Bank to Cardholders. JCPenney will not, at any time, have any rights in any of the Accounts established under the Program or in any obligations owing at any time thereunder unless JCPenney subsequently purchases such Accounts or obligations from Bank.

(b)    Record Retention. Bank shall comply with record retention standards for the Program to be agreed upon by the parties, such record retention standards to be no less than Bank’s record retention standards on the Effective Date, provided that Bank shall keep individual electronic Account records for a minimum of forty-eight (48) months after the Account ceases to be a Financially Active Account.

3.6    Ownership and Use of Information. The parties’ rights and obligations with respect to JCPenney Information, Program Information and other data used by the parties in connection with the Program and this Agreement are set forth in Schedule 3.6 (Ownership and Use of Information; Data Security). In addition, the parties’ respective data security obligations, including rights and obligations related to any Security Incident, are also set forth in Schedule 3.6 (Ownership and Use of Information; Data Security).

3.7    Incidental Marketing and Debt Protection Programs. The parties’ rights and obligations in respect of (a) Incidental Marketing Programs and (b) the Debt Protection Program shall be as set forth in Schedule 3.7(a) and Schedule 3.7(b), respectively. “Debt Protection Program” means the program which may be offered through Bank and under which Bank makes Debt Protection Products available to Cardholders.

3.8    New Stores; Acquisitions/New Affiliates. The parties’ rights and obligations in respect of new stores, acquisitions and new affiliates shall be as set forth in Schedule 3.8 (New Stores, Acquisitions/New Affiliates).

3.9    Store Closings; Going Out of Business Sales. The parties’ rights and obligations in respect of store closings and going out of business sales shall be as set forth in Schedule 3.9 (Store Closings; Going Out of Business Sales).

3.10    Information Access. In order to enable JCPenney to update JCPenney Information, Bank shall provide to JCPenney monthly, as a Program Expense, the portion of the cardholder extract file containing the Account information maintained by or for Bank that Bank provides to JCPenney as of the Effective Date. Schedule 3.10 (Information in Cardholder Extract File Provided to JCPenney) sets forth the customer Account information to be included in the customer extract file, which Account information may be changed from time to time by agreement of the parties, subject to such limitations provided in

Schedule 3.6 or as required by Applicable Law. The parties agree that they will use commercially reasonable efforts in accordance with applicable privacy laws, regulations, standards and policies in order to exchange their “Do not solicit lists” or their “Do not write lists” of Cardholders.

3.11    Other In-Store Credit Activities.

(a)    Credit Support. JCPenney shall provide in-store credit activities, which include, but are not limited to, acceptance of In-Store Payments and other credit support, as more specifically set forth on Schedule 3.11(a) (In-Store Credit Activities).

(b)     In-Store Payments. JCPenney shall accept, regardless of tender, In-Store Payments from Cardholders on their Accounts in accordance with the Credit Store Manual. All In-Store Payments shall be deemed to be held in trust by JCPenney for the benefit of Bank until such payments are actually received by Bank or netted by Bank against Charge Transaction Data submitted to Bank in accordance with the Settlement Procedures in Schedule 4.1 (Settlement). JCPenney may promote the fact that Cardholders, or other persons acting on behalf of Cardholders, may make In-Store Payments. JCPenney shall notify Bank immediately of receipt of In-Store Payments pursuant to the processes described in the Credit Store Manual. Bank shall credit In-Store Payments to the Cardholder’s Account as of the date the payment is accepted in the store, and the “open-to-buy” on such Account shall be increased upon Bank’s receipt of notice of payment from JCPenney to reflect such In-Store Payment regardless of tender (subject to Bank’s standard procedures on restoring the open-to-buy on Accounts). JCPenney shall issue receipts for such payments in compliance with Applicable Law and shall report to Bank the tender type for each payment.

3.12     Training.

(a)     Bank and JCPenney acknowledge the importance of training. The parties shall agree upon the training which is appropriate and necessary to achieve a successful Program.

(b)     To train Bank Field Sales Managers, JCPenney in coordination with Bank, as a Program Expense, shall develop training materials to introduce Bank employees to JCPenney and to keep them current on direction, products, merchandising and marketing programs of JCPenney’s various businesses and Bank, as a Program Expense, shall make its employees and the materials available for training with respect to JCPenney’s and Authorized Entities’ businesses, using appropriate means to provide such training. Bank, as a Program Expense, shall develop, cause to be developed, or purchase, and administer all other training to its employees to enhance their ability to perform the services contemplated under this Agreement.

(c)     To train JCPenney employees, Bank in coordination with JCPenney, as a Program Expense, shall develop and produce materials for training associates of JCPenney and the Authorized Entities on the Program. JCPenney, as a JCPenney Expense, shall use such materials to train its associates and the associates of Authorized Entities to promote the Program, and obtain authorizations using appropriate means to provide such training. In the case of JCPenney, such training shall also include acceptance of Credit Card Applications. Bank also shall assist JCPenney and the Authorized Entities with training of employees of JCPenney and Authorized Entities in credit‑related issues, which training shall be provided by Field Sales Managers or in such other fashion as may be mutually agreed to by the parties.

JCPenney and Authorized Entities shall use their training distribution mechanism and the training staff to provide store personnel and other appropriate employees the information to perform store operations and other obligations of JCPenney and Authorized Entities under the Program.

(d)     Bank shall assist JCPenney and Authorized Entities with making commercially reasonable changes to the credit-related provisions of the Credit Store Manual and with training of employees by providing them with training materials with respect to the implementation of in-store credit-related changes as a result of changes in Applicable Law.

3.13    Change and Quality Control.

Excluding changes in Section 3.3(a) (Cardholder Terms) and Section 2 (Risk Criteria) of Schedule 3.3(b) (Minimum Target Approval Rates and Internal Credit Line Targets; Risk Criteria) (which shall be governed by Section 3.3 (Cardholder Terms and Risk Criteria) and not this Section 3.13):
(a)    Where practicable, all material changes to the features, products and services offered to Cardholders or prospective Cardholders proposed to be made by the Bank during any Fiscal Year shall be submitted to the planning process that occurs between Bank and JCPenney prior to the beginning of such Fiscal Year. Notwithstanding the foregoing, either party may propose material changes to such features, products and services during a Fiscal Year that will take effect during such Fiscal Year, and the parties will use reasonable efforts to agree upon terms associated with any such proposed change. Subject to mutual agreement of the parties, the parties shall (as a Program Expense) test or analyze any proposed material changes prior to implementation to reduce the risk that such changes do not achieve their intended results or result in an adverse impact on Cardholders, the Program, or the parties. Upon the discovery by either party of any material unintended adverse effect on the Cardholders, the Program or the parties, the parties shall use good faith efforts to eliminate or mitigate such material unintended adverse effect as soon as reasonably practicable.

(b)     Bank shall provide JCPenney prior notice, and keep JCPenney reasonably informed during the process of making material changes to its systems or processes relating to the Program. In particular, Bank shall notify JCPenney as early as practicable prior to closing any material facilities used to provide the Services or operate the Program. Prior to making any of the changes described in this Section 3.13(b), and subject to the mutual agreement of the parties, Bank shall, to the extent prudent (taking into account factors such as Bank’s prior experience with such changes and other appropriate factors), test or analyze such changes to ensure that such changes achieve their intended results in a reliable manner. Upon the discovery of any material, unintended adverse effect on the Cardholders, JCPenney, Bank or the Program, unless otherwise mutually agreed, Bank shall immediately take all commercially reasonable steps (taking into account the impact on the Program and the parties) to restore the Program to its intended state as soon as practicable. Bank shall keep JCPenney informed regarding the results of tests or analyses and the implementation of changes under this Section 3.13 and shall provide JCPenney with appropriate opportunities to provide input regarding such tests or analyses and changes.

(c)     Notwithstanding Section 3.13(b), Bank shall not, without the prior consent of JCPenney, make any changes to its systems or processes relating to the Program that will have a material adverse impact on the Program or that will require JCPenney to make material changes to its systems or processes, except if as required by a change in Applicable Law. In such case, Bank shall take commercially reasonable steps to minimize the cost and disruption of any such change to JCPenney.

(d)     Without Bank’s prior written approval, JCPenney shall not make any changes to its systems or processes relating to the Program that will have a material adverse impact on the Program or that will require the Bank to make material changes to its systems or processes, except if as required by a change in Applicable Law. In such case, JCPenney shall take commercially reasonable steps to minimize the cost and disruption of any such change to Bank.

3.14     Delivery of Information.

(a)     Bank shall be responsible for, as a Program Expense, all delivery of electronic information to and from JCPenney. In addition, all risk of delivery before electronic information arrives at JCPenney, and risk of delivery once electronic information leaves the possession of JCPenney, shall be the risk and liability of Bank. Bank shall be responsible, as a Bank Expense, for arranging all maintenance of electronic delivery channels owned or provided by Bank. JCPenney shall be responsible, as a JCPenney Expense, for arranging all maintenance of electronic delivery channels owned or provided by JCPenney or any Authorized Entity.

(b)     Each party shall bear the risk and cost of delivery of materials it ships to the other party by other methods, and such cost shall be a Program Expense, as the case may be. Risk of delivery lies with the sender until receipt by the other party. For the avoidance of doubt, the parties agree that JCPenney shall be responsible for all postage costs (whether public or private) as a Program Expense, related to shipment of materials from JCPenney Locations to Bank or locations in the Territory designated by Bank, and Bank shall be responsible for all postage costs (whether public or private), as a Program Expense, related to shipment of materials from Bank locations to JCPenney Locations or locations in the Territory designated by JCPenney.

3.15    Merchandise Liability. Notwithstanding any other provision of this Agreement, (a) JCPenney shall be liable under any transaction it or an Authorized Entity has with any Cardholder with respect to the Goods and/or Services purchased by such Cardholder (as opposed solely to the Credit Card Agreement, Account or Indebtedness), and, to the extent JCPenney or such Authorized Entity is responsible for the performance of the duties and obligations pursuant thereto, JCPenney or such Authorized Entity shall remain liable to the same extent as if this Agreement had not been executed, (b) the exercise by Bank of any of its rights pursuant to this Agreement shall not release JCPenney or such Authorized Entity from any of its duties or obligations under any transaction with any Cardholder with respect to Goods and/or Services purchased by such Cardholder, (c) Bank shall not have any obligation or liability of any nature, secured or unsecured, whether fixed, contingent or otherwise, with respect to any such Goods and/or Services and (d) JCPenney shall be obligated under this Section 3.15 to perform or otherwise bear any such duty or obligation or liability of any Authorized Entity.

3.16    Inserts and Other Statement Communications. JCPenney shall have the sole right, except as provided below, to include JCPenney’s, Authorized Entities’ or third parties’ product and service advertisements in Billing Statements sent to Cardholders, whether as a statement insert, statement message, bangtail, envelope message or other form (including an electronic equivalent to the extent practicable and provided under similar terms if Bank implements electronic billing) (collectively, “Inserts”), provided that such Inserts conform to the requirements for such Billing Statement inserts or other messages initially as set forth in Schedule 3.16 (Inserts and Other Statement Communications), including the timing for delivery to specified locations. The parties’ rights and obligations in respect of Inserts and other Statement Communications shall be as set forth in Schedule 3.16 (Inserts and Other Statement Communications).

3.17    Credit Store Manual and Bank Operating Procedures.

(a)     The Credit Store Manual may be amended from time to time by JCPenney in its sole discretion, provided that no such amendment that could reasonably be expected to have a material adverse effect on the Program or Bank shall be made without mutual agreement of the parties unless required by JCPenney Applicable Law. JCPenney shall provide reasonable notice to Bank of changes to the Credit Store Manual that impact the Program; provided, however, that such notice shall be provided as soon as reasonably practicable in the event that such changes are implemented due to Exigent Circumstances.

(b)     Bank Operating Procedures may be amended from time to time by Bank in its sole discretion, provided that (i) no such amendment that could reasonably be expected to have a material adverse effect on the Program or JCPenney shall be made without mutual agreement of the parties unless required by Bank Applicable Law; and (ii) any such amendment is reasonably consistent with operating procedures applied by Bank to its other private label and co-branded credit card programs. Bank shall provide reasonable notice to JCPenney of changes to the Bank Operating Procedures; provided, however, that such notice shall be provided as soon as reasonably practicable in the event that such changes are implemented due to Exigent Circumstances.

3.18    Program Governance.

(a)     Bank and JCPenney each shall assign, on a full time basis, an employee knowledgeable about the Program to serve as its liaison to the other party with regard to the day‑to-day operation of the Program (a “Program Coordinator”). Bank’s employee shall be referred to as the “Bank Program Coordinator” and JCPenney’s employee shall be referred to as the “JCPenney Program Coordinator.” Bank agrees that it will appoint a Senior Vice President as the Bank Program Coordinator to be responsible for the day-to-day operation of the Program. JCPenney will have the right to interview the Bank Program Coordinator. JCPenney agrees that it will appoint a senior manager at the Vice President level as the JCPenney Program Coordinator.

(b)     Upon the inability of the Program Coordinators to resolve a disagreement or dispute, the parties agree to participate and cooperate fully in the dispute resolution process in Schedule 3.18(b) (Dispute Resolution).

3.19    No Surcharge. JCPenney shall not impose any surcharge, application, restocking, processing or other fee or special condition on Cardholders, except where a comparable fee or condition applies equally to non-Cardholders.

3.20    Reports.

(a)     Bank shall make available to JCPenney the reports set forth on Schedule 3.20 (Reports; Financial Statements), and such other standard and customized reports relating to the Cardholders, the Accounts and the Program as JCPenney may reasonably request from time to time. Bank will not charge for requested customized reports similar to the types of reports that Bank provides to its management or other customers at no cost. Bank shall not make any material changes to the form or content of such reports without prior approval of JCPenney. The forum for requesting such reports shall be the Program Coordinators and the expense, content, form, timing (e.g., daily, weekly, monthly, etc.) and method of delivery (e.g., electronic, paper, etc.) of such reports shall be discussed by the Program Coordinators.

3.21    Exclusivity. The parties’ rights and obligations in respect of exclusivity shall be as set forth in Schedule 3.21 (Exclusivity).

3.22    Customer Satisfaction Surveys. Bank shall, as a Program Expense, arrange for an independent third party to conduct customer satisfaction surveys in respect of the Program at least once each calendar year of existing, former and potential Cardholders and JCPenney store managers. Such independent third party shall be selected by Bank but subject to JCPenney’s approval, which approval will not be unreasonably withheld, conditioned or delayed. Each survey shall be designed and conducted by the third party in consultation with the Bank and JCPenney so as to determine the level of satisfaction with the Program, including satisfaction with the Bank’s service compared to Bank’s other retailer credit programs. Bank and JCPenney shall discuss the results of each survey and ways to improve satisfaction with the Program consistent with the parties’ rights and obligations under the Agreement. Either Bank or JCPenney may propose modifications to the Program based upon survey results, and the parties will negotiate in good faith implementation of any appropriate modifications. Failure by the parties to agree upon the implementation of any such modifications will be addressed through the dispute resolution process in Schedule 3.18(b) (Dispute Resolution).

3.23    Outsourcing.

(a)     Bank acknowledges that JCPenney entered this Agreement because of the specific skills presented by Bank and its other Affiliates. Unless JCPenney consents otherwise, Bank and its Affiliates shall perform operations as set forth in Schedule 2.1(d) (Program Resource Requirements).

(b)     Outsourcing of Services other than Call Center customer service, early stage collections, and key management positions shall not require JCPenney’s consent; provided that Bank shall notify JCPenney of such other outsourcing after the Effective Date (except where such outsourcing is to an Affiliate of Bank). All outsourcing arrangements, including with an Affiliate of Bank, shall be subject to the same system back-up and disaster recovery standards for which Bank is responsible pursuant to this

Agreement. Any outsourcing arrangement entered into by Bank in connection with the Program shall not relieve Bank of its obligations or liability under this Agreement, including but not limited to the Service Level Standards, and Bank shall be liable for any actions of such outsourcing entity that performs functions on behalf of Bank in connection with the Program.

3.24    Sales Tax Recovery. The parties have agreed to jointly gather the documentation and information necessary for the parties to pursue, analyze, file, defend and/or litigate sales tax refunds, deductions, credits and/or audit offsets arising from Written-Off Accounts (the “Sales Tax Recovery Program”). The procedures for the Sales Tax Recovery Program shall be as set forth in Schedule 3.24 (Sales Tax Recovery).

3.25    Securitization. The parties shall have rights and obligations in respect of securitization of the Accounts and Indebtedness as set forth in Schedule 3.25 (Securitization).

ARTICLE IV
SETTLEMENT

4.1    Settlement Procedures. The settlement procedures set forth in Schedule 4.1 (Settlement) shall apply to the Program.

4.2    Participation Fee. Bank shall pay to JCPenney Participation Fees as defined in and calculated in accordance with Schedule 4.2 (Participation Fee) on the date(s) specified in Schedule 4.2 (Participation Fee).

4.3    Signing Bonus. Bank shall pay to JCPenney the Signing Bonus as defined and in accordance with the terms set forth in Schedule 4.3 (Signing Bonus) on the date(s) specified in such Schedule 4.3 (Signing Bonus).

4.4    Innovation Fund. Bank shall pay to JCPenney an amount and on terms as provided for in Schedule 4.4 (Innovation Fund) on the date(s) specified in such Schedule 4.4 (Innovation Fund).

4.5    Program Gain Share Payment. Bank shall pay to JCPenney the Program Gain Share Payment(s) as defined in and calculated in accordance with Schedule 4.5 (Program Gain Share Payment) on the date(s) specified in such Schedule 4.5 (Program Gain Share Payment).

4.6    Partial Year Calculations
. Notwithstanding anything in this Agreement, if a Program Gain Share Payment pursuant to this Article IV is calculated for a period of less than a full calendar year, then Bank shall instead calculate such Program Gain Share Payment on a pro-rated basis for such partial period.
4.7    Interchange Adjustment. The parties’ rights and obligations in respect of changes to interchange fees are set forth in Schedule 4.7 (Interchange Adjustment).

4.8    Effective Date of Change in Economic Terms.

(a) Notwithstanding anything in this Agreement: (i) the Economic Provisions of the Existing Consumer Agreement shall continue to apply from the Effective Date until January 31, 2019; and (ii) the Economic Provisions of this Agreement shall begin to apply on February 1, 2019; provided, however, that Section 4.3 (Signing Bonus) and Section 5 (Reserve Account) of Schedule 4.1 (Settlement) of this Agreement shall begin to apply on the Effective Date.

(b)     The “Economic Provisions of the Existing Consumer Agreements” means the economic terms between the parties, including the following provisions of the Existing Consumer Agreement: Section 2.7 (Marketing Fund); Article IV including Schedule 4.1 (Settlement), Schedule 4.2 (Participation Fee), Schedule 4.3 (Performance Payments), Schedule 4.4 (Growth Incentive Payments) and Schedule 4.5 (Program Gain Share Payments); Section 13.20 (Settlement/Payments in respect of the Dual Card Program) of Schedule 13 (The Dual Card Program); and Exhibit X (In-Store Support Activities for JCPenney Credit in JCPenney Stores).

(c)     The “Economic Provisions of this Agreement” means the economic terms between the parties, including the following provisions of this Agreement: Section 2.6 (Marketing Fund); Article IV, including Schedule 4.1 (Settlement), Schedule 4.2 (Participation Fee), Schedule 4.4 (Innovation Fund), Schedule 4.5 (Program Gain Share Payment), and Schedule 4.7 (Interchange Adjustment); Section 5 (Promotion of the Dual Card Program) of Schedule 13 (The Dual Card Program); and Section 4(b)-(c) (Home Services Marketing Obligation) of Schedule 16 (Home Services Card Program).

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF JCPENNEY

5.1    General Representations and Warranties. To induce Bank to enter into this Agreement and to establish and administer this Program, all as herein provided for, JCPenney makes to Bank the representations and warranties set forth in this Section 5.1 as of the Effective Date.

(a)    Corporate Existence. JCPenney represents and warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business under such laws as now conducted, and shall maintain such status and authority during the Term.

(b)     Corporate Power and Authorization. JCPenney represents and warrants that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. JCPenney further represents and warrants that this Agreement has been duly authorized by all necessary corporate and stockholder action and has been duly executed and delivered by JCPenney and is the valid and binding obligation of JCPenney, enforceable against JCPenney in accordance with its terms.

(c)     No Default. JCPenney represents and warrants that no default has occurred which, with the passage of time or the giving of notice or both, and the failure to cure, would constitute an Event of Default as defined in Section 9.1 (Events of Default).

(d)     No Pending Litigation. JCPenney represents and warrants that there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including any counterclaims) or, to JCPenney’s knowledge, threatened against JCPenney or any Authorized Entity that would materially impair the ability of JCPenney to perform its obligations under this Agreement; or (ii) Liabilities or any other facts or circumstances to JCPenney’s knowledge that form the basis for any valid claim against or liability of JCPenney or any Authorized Entity that would materially impair the ability of JCPenney to perform its obligations under this Agreement.

(e)     Noncontravention. JCPenney represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or by-laws or any equivalent organizational document of JCPenney, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which JCPenney is subject, or (iii) violate any material contract, instrument or document to which JCPenney is a party or (iv) constitute a default under any existing material contract, instrument or document to which JCPenney is a party.

(f)     Trademarks. JCPenney represents and warrants to Bank that it has the right and power to license the JCPenney Marks as defined in Section 15.1 (Defined Terms) to Bank for use as contemplated by this Agreement, and that it shall continue to have such right and power during the Term.

5.2    General Covenants. To induce Bank to enter into this Agreement and to establish and administer this Program, all as herein provided for, in addition to the other covenants and obligations set forth in this Agreement, JCPenney makes to Bank the covenants set forth in this Section 5.2.

(a)     JCPenney Financial Information. If at any time during the Term JCPenney is not obligated to, or for any other reason does not, timely file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, JCPenney will: (i) as soon as practicable but in any event not more than ninety (90) days after the end of each Fiscal Year, deliver to Bank JCPenney’s audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position and accompanying notes to such financial statements; and (ii) as soon as practicable but in any event not more than sixty (60) days after the end of each Fiscal Quarter, deliver to Bank its unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows and financial position, and accompanying notes to such financial statements, accompanied by a certificate from JCPenney’s chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of JCPenney as of the end of such Fiscal Quarter and the results of its operations, subject to normal year-end audit adjustments.

(b)     Compliance with Law. JCPenney shall comply, and shall cause each of the Authorized Entities to comply, with JCPenney Applicable Law in all material respects relating to the Program.

(c)     Accounts. Prior to the exercise and completion of the Purchase Option under Section 10.4(a) (Purchase Option), JCPenney shall not, and shall not permit any Authorized Entities to, represent itself as the owner of Accounts or Indebtedness owned by Bank hereunder.

(d)     Notice of Adverse Conditions. JCPenney agrees to notify Bank, subject to any confidentiality requirements, promptly after it is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting its or an Authorized Entity’s ability to perform its or their obligations hereunder, or in connection with the Program or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on any of them or Bank. JCPenney also agrees, subject to any confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of the activities contemplated under this Agreement.

(e)     Records. JCPenney shall keep, and shall cause each of the Authorized Entities to keep, adequate records and books of account with respect to all of its business activities relating to the Program, in which proper entries, reflecting all of JCPenney’s or the Authorized Entities’ (as applicable) financial transactions, are made in accordance with applicable accounting procedures.

(f)     Cardholder Relations. JCPenney agrees to each of the following covenants with respect to the Accounts:
(i)JCPenney shall respond to Bank promptly, and cooperate with Bank, in connection with the resolution of disputes with Cardholders;
(ii)JCPenney shall maintain a policy for the exchange and return of goods and adjustments for Services rendered or not rendered that is in accordance with Applicable Law;
(iii)JCPenney shall comply with any of JCPenney’s warranties, and shall cause each Authorized Entity to comply with such Authorized Entity’s warranties, with respect to Goods and/or Services sold under an Account. Nothing in this paragraph (iii) shall restrict JCPenney from selling Goods and/or Services subject to normal manufacturer’s warranties.

(g)     Taxes. Unless Bank shall otherwise consent in writing, JCPenney shall, and shall cause each of the Authorized Entities to, pay, collect and remit, when due, any sales taxes relating to the sale of Goods and/or Services.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANK

6.1    General Representations and Warranties. To induce JCPenney to enter into this Agreement and participate in the Program, all as herein provided for, Bank makes to JCPenney the representations and warranties set forth in this Section 6.1 as of the Effective Date.

(a)Corporate Existence. Bank represents and warrants that it is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is authorized to conduct business under such laws as now conducted. Bank shall maintain such status and authority during the Term.

(b)Corporate Power and Authorization. Bank represents and warrants that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Bank further represents and warrants that this Agreement has been duly authorized by all necessary corporate and stockholder action and has been duly executed and delivered by Bank and is the valid and binding obligation of Bank, enforceable against Bank in accordance with its terms.

(c)No Default. Bank represents and warrants that no default has occurred which, with the passage of time or the giving of notice or both, and the failure to cure, would constitute an Event of Default as defined in Section 9.1 (Events of Default).

(d)No Pending Litigation. Bank represents and warrants that there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including any counterclaims) or, to Bank’s knowledge, threatened against Bank that would materially impair the ability of Bank to perform its obligations under this Agreement, or (ii) Liabilities or any other facts or circumstances to Bank’s knowledge that form the basis for any valid claim against or liability of Bank that would materially impair the ability of Bank to perform its obligations under this Agreement.

(e)Noncontravention. Bank represents and warrants that the execution, delivery and performance by Bank of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or by-laws or any equivalent organizational document of Bank, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which Bank is subject, or (iii) violate any material contract, instrument or document to which Bank is a party, or (iv) constitute a default under any existing material contract, instrument or document to which Bank is a party.

(f)Trademarks. Bank represents and warrants to JCPenney that it has the right and power to license the Bank Marks, as defined in Section 15.1 (Defined Terms) to JCPenney for use as contemplated by this Agreement, and that it shall continue to have such right and power during the Term.

6.2    General Covenants. To induce JCPenney to enter into this Agreement and participate in the Program, all as herein provided for, in addition to the other covenants and obligations set forth in this Agreement, Bank makes to JCPenney the covenants set forth in this Section 6.2.

(a)Bank’s Financial Information. JCPenney may review Bank’s call report and other publicly available financial data. To facilitate JCPenney in doing so, Bank shall, upon JCPenney’s request, and as a Program Expense, deliver to JCPenney such publicly available financial reports and financial data promptly as soon as such information otherwise is available.

(b)Compliance with Law. Bank shall comply with Bank Applicable Law in all material respects relating to the Program.

(c)Processing Existing Products. Bank shall maintain all necessary processing capabilities in order to process Existing Products.

(d)Notice of Adverse Conditions. Bank agrees to notify JCPenney, and subject to any confidentiality requirements, promptly after Bank is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting the ability of Bank to furnish the Services, or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on JCPenney or any Authorized Entity. Bank also agrees, subject to confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of the activities contemplated under this Agreement.

(e)Records. Bank shall keep adequate records and books of account with respect to all of its business activities relating to the Program, in which proper entries, reflecting all of Bank’s financial transactions with respect to the Program, are made in accordance with applicable accounting procedures.

(f)Cardholder Relations. Bank shall respond to JCPenney promptly, and cooperate with JCPenney, in connection with the resolution of disputes with Cardholders.

ARTICLE VII
CHARGEBACKS

7.1    Chargebacks. Bank’s chargeback rights and procedures to be followed shall be as set forth in Schedule 7.1 (Chargeback).

ARTICLE VIII
UCC FILINGS

8.1    Grant of Security Interest; Precautionary Filing.

(a)Purchases under the Program shall constitute extensions of credit directly from Bank to customers of JCPenney or Authorized Entities and/or, to the extent of Purchases under the Dual Card Program, other merchants. The Uniform Commercial Code (“UCC”) does not apply to the Program or to any of the transactions under the Program including the Bank Marketing Fund or the Bank Marketing Obligation. However, both (i) against the possibility that it is determined that such extensions of credit are secured financings of JCPenney, and (ii) to secure payment of and performance by JCPenney of any and all indebtedness, liabilities, or obligations, now existing or hereafter arising pursuant to this Agreement, JCPenney hereby grants to Bank a security interest in all of JCPenney’s right, title and interest, if any, now existing or hereafter arising in, to and under the following property (in each case, existing at any time, past, present or future) (collectively, the “Bank Property”): (A) all Accounts, Account Documentation and Indebtedness; (B) the Bank Marketing Fund and the Bank Marketing Obligation; (C) all deposits, credit balances and reserves on Bank’s books related to any Accounts; (D) all returned merchandise sold on an Account; and (E) all proceeds of the foregoing.

(b)JCPenney represents and warrants that it has not, on or before the Effective Date, granted any Potentially Competing Security Interests or signed any Potentially Competing Financing Statements other than any security interests or financing statements that have lapsed or been terminated. JCPenney agrees that it will not, on or after the date of this Agreement, grant any Potentially Competing Security Interest or sign any Potentially Competing Financing Statement, by adding to any grant of a security interest by JCPenney that may be a Potentially Competing Security Interest, which shall expressly include a provision in such grant that excludes any interest of Bank as provided in Section 8.1(a). If, despite JCPenney’s commercially reasonable efforts, such language is not included through inadvertence in a grant of Potentially Competing Security Interest, JCPenney will act diligently in soliciting such other secured party to carve out of its security interest the property specified in Section 8.1(a) so that there is no Potentially Competing Security Interest.

(c)JCPenney agrees to cooperate fully with the Bank as Bank may reasonably request in order to give effect to and perfect the security interests granted by this Article VIII and Section 5 (Reserve Account) of Schedule 4.1 (Settlement). JCPenney agrees to provide Bank with not less than thirty (30) days prior written notice of any change in location of the executive offices or principal place of business of JCPenney or of any change of JCPenney’s corporate name and JCPenney shall supply Bank with signed copies of all filings requested by Bank within ten (10) days of such request. JCPenney hereby authorizes Bank to make such filings on behalf of JCPenney, and shall promptly take such actions, in each case as Bank may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the security interests granted or purported to be granted to Bank hereunder. Bank shall provide notice to JCPenney at least three (3) Business Days prior to such filing. Unless Bank shall have otherwise consented in writing, JCPenney shall not create, assume or suffer to exist any lien on any of its right, title or interest under this Agreement or in the proceeds thereof.

JCPenney’s obligations with respect to filings to perfect the security interests granted under this Agreement shall terminate and Bank shall release any such filings (i) in connection with the sale of the Program Assets under Schedule 10.4(a) (Purchase Option), or (ii) after the Term when JCPenney has fully performed all obligations under this Agreement which are secured by the security interest and no further obligations may arise.

ARTICLE IX
EVENTS OF DEFAULT

9.1    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder giving the non-defaulting party the remedies set forth in Section 9.2 (Remedies):

(a)If Bank fails to make any settlement payment when due and payable pursuant to this Agreement and the Settlement Procedures with respect to the daily settlement payments set forth in Schedule 4.1 (Settlement) and, such settlement payment is not paid within three (3) Business Days following notice of such failure to pay.

(b)Either party shall fail to make any payment (other than a daily settlement payment pursuant to the Settlement Procedures) of any amount due pursuant to this Agreement when due and payable or declared due and payable and the same shall remain unpaid for a period of thirty (30) days after the other party has given written notice of such failure to pay.

(c)If Bank is subject to a final consent order with a Governmental Authority involving alleged unfair or deceptive practices in the opening or servicing of Accounts by Bank, and (i) such consent order requires Bank to take (or prevents Bank from taking) particular actions that are reasonably expected to have an MAE on Revenues after mitigation efforts by Bank and (ii) other providers of retailer credit card programs are reasonably expected to not be subject to similar requirements with respect to such particular actions.

(d)Either party shall breach any covenant or provision contained herein that is required to be performed by it, which breach has a material adverse impact on the other party or the Program, and the same shall remain unremedied for a period of forty-five (45) days after written notice thereof to the breaching party.

(e)Any express representation or warranty of either party in this Agreement shall not be true and correct in any material respect as of the date when made or reaffirmed, and that party cannot make that representation or warranty true within thirty (30) days after written notice thereof to the breaching party and the failure thereof results in a material adverse impact on the other party or the Program.

(f)Either party (i) shall not be Solvent; (ii) shall have any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent or seeking liquidation or any similar alternative under any law relating to bankruptcy or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver or other similar official for, it or any substantial part of its property) shall occur; or (iii) shall take any corporate action to authorize any of the actions set forth in clause (ii) of this paragraph (f).

(g)It shall be an Event of Default by Bank if Bank fails to maintain a “Tier 1 risk-based capital ratio” (as defined in applicable federal bank regulations, as amended from time to time) of six percent (6.0%) at the end of any two consecutive calendar quarters of Bank; provided, however, that for such an Event of Default to be effective, a notice of termination must be delivered within sixty (60) days after such second consecutive calendar quarter.

9.2    Remedies. Upon an Event of Default, the non-defaulting party, in addition to any other rights or remedies available to it under this Agreement, may terminate this Agreement in accordance with Section 10.2(a) (Termination, Events of Default).

ARTICLE X
TERM/TERMINATION

10.1    Initial and Renewal Term. This Agreement shall be effective as of the Effective Date, except as provided in Section 4.8 (Effective Date of Change in Economic Terms), and shall remain in effect until January 31, 2027 (the “Initial Term”) and shall thereafter be automatically renewed for successive two (2) year terms (the “Renewal Term(s)”) unless either party gives the other party at least three hundred and sixty-five (365) days’ notice of its intent not to renew.

10.2    Termination. This Agreement may be terminated by a party if any of the following events occur:
(a)Event of Default. The non-defaulting party may terminate this Agreement upon the occurrence of an Event of Default.

(b)Force Majeure Event.

i.JCPenney may terminate this Agreement upon the occurrence of a Force Majeure Event in accordance with the terms of Section 12.19(c); and

ii.Bank may terminate this Agreement upon the occurrence of a Force Majeure Event in accordance with the terms of Section 12.19(d).

(c)Critical Change in Applicable Law. Each party may terminate this Agreement in accordance with the terms of Section 2.1(f) (Critical Change in Applicable Law) for a Critical Change in Applicable Law.

(d)Service Level Default. JCPenney shall have the right to terminate this Agreement with respect to a Service Level Default as set forth in Schedule 2.1(g) (Service Level Standards).

(e)Reserve Account. Bank shall have the right to terminate this Agreement with respect to a failure to establish or maintain a Reserve Account as set forth in Section 5 (Reserve Account) of Schedule 4.1 (Settlement).

10.3    Notice of Termination. To effect any termination of this Agreement, the terminating party will deliver a written notice of termination to the other party in accordance with the terms set forth in Schedule 10.3 (Rights and Obligations Upon Notice of Termination).

10.4    Effects of Termination or Expiration. Upon a termination or expiration of this Agreement, the following will occur:

(a)Purchase Option. The parties shall have purchase-related rights and obligations with respect to the Program Assets as set forth in Schedule 10.4(a) (Purchase Option) and Schedule 3.25 (Securitization).

(b)Liquidation. The parties shall have rights and obligations in respect of liquidation as set forth in Schedule 10.4(b) (Liquidation).

10.5    Survival. The parties acknowledge and agree that all aspects of this Agreement survive until the end of the Term and that each party shall remain responsible under this Agreement after the Term for matters occurring before the Termination Date.

(a)Survival Through the Liquidation Period. After the Term and until the end of the Liquidation Period, the following provision shall survive (subject to any express limitations on the time period of survival set forth in this Agreement): Section 4.2 (Participation Fees).

(b)Survival for Two Years After the Termination Date. The following provision shall survive for a period of two (2) years (or as required by Applicable Law) following the Termination Date: Section 12.18 (Audit).

(c)Indefinite Survival. After the Term, the following provisions shall survive (subject to any express limitations on the time period of survival set forth in this Agreement): Section 3.6 (Ownership and Use of Information); Section 3.15 (Merchandise Liability); Section 3.24 (Sales Tax Recovery); Section 7.1 (Chargebacks); Article VIII (UCC Filings); Section 10.4(b) (Liquidation); Section 10.5 (Survival); Article XI (Indemnification); Section 12.8 (Governing Law/Severability); Section 12.12 (Jurisdiction); Section 12.13 (Adjudication of Claims); Section 12.15 (Power of Attorney); Section 12.16 (Use of Names and Trademarks); Section 12.17 (Confidential Information); Section 12.22 (Press Releases); Section 12.26 (Tax and Financial Cooperation); Section 12.28 (Set-Off); Section 4(b) (Return of Materials) of Schedule 3.2(e) (Software as a Service); Section 5(c) of Schedule 3.9 (Store Closings; Going Out of Business Sales) (with respect to Bank’s right to exercise its Liquidation rights without respect to any limitation in regards to JCPenney Competitors); Schedule 3.18(b) (Dispute Resolution); Section 5 (Reserve Account) of Schedule 4.1 (Settlement); the provisions of the Agreement related to acceptance of Credit Cards shall survive during the Liquidation Period if JCPenney is required to accept Credit Cards during such period, except as expressly provided; and any other provision that expressly applies after the Term. For the avoidance of doubt, any Schedule related to a Section shall survive if a Section survives.

ARTICLE XI
INDEMNIFICATION

11.1    Indemnified Losses. “Indemnified Losses” means any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), settlement amounts as provided for herein, judgments, damages, claims, demands, offsets, defenses, counterclaims, actions or proceedings, subpoenas, investigations, and related interest or penalties, including any incidental, consequential, exemplary, or indirect damages, lost profits or other business interruption damages, in tort, contract or otherwise, if any.

11.2    Indemnification by JCPenney. JCPenney agrees to indemnify, defend, protect and hold harmless Bank and its Affiliates, and their respective agents, employees, officers, directors, and representatives (“Bank Indemnified Parties”), from and against any and all Third-Party Claims brought against such Bank Indemnified Parties (including any Governmental Authority) and all Indemnified Losses to the extent such Indemnified Losses arise out of, relate to, or result from:

(a)Goods and/or Services charged to an Account (including (i) the quality or workmanship of such Goods and/or Services, (ii) the compliance of such Goods and/or Services with JCPenney Applicable Law, licensing or registration requirements, (iii) product liability or warranty claims relating directly to such Goods and/or Services; or (iv) any promise or representation made by JCPenney or an Authorized Entity relating to an Account);

(b)Any inaccuracy or misrepresentation in any representation or warranty of JCPenney contained in this Agreement;

(c)Any breach by JCPenney or an Authorized Entity of any of the terms, covenants or other provisions contained in this Agreement;

(d)The failure by JCPenney or an Authorized Entity to comply with JCPenney Applicable Law;

(e)Any and all advertising, promotions, sales practices and marketing programs, documents, disclosures or materials conducted, produced or prepared by or on behalf of JCPenney or an Authorized Entity, other than disclosures required by Bank or other Bank-provided content that has been approved by Bank;

(f)Any negligence, recklessness or willful misconduct of JCPenney, its Affiliates, Authorized Entities, or their respective agents, employees, officers or directors in relation to this Agreement or the Program; or

(g)A Security Incident involving the systems, or data in the possession of JCPenney, an Authorized Entity or their respective service providers or other agents.

11.3    Indemnification by Bank. Bank agrees to indemnify, defend, protect and hold harmless JCPenney, the Authorized Entities and their respective Affiliates, agents, employees, officers, directors, and representatives (the “JCPenney Indemnified Parties”), from and against any and all Third-Party

Claims brought against such JCPenney Indemnified Parties (including any Governmental Authority) and all Indemnified Losses to the extent such Indemnified Losses arise out of, relate to, or result from:

(a)Any breach by Bank of a duty to act with respect to the extension of credit pursuant to the Program;

(b)Any inaccuracy or misrepresentation in any representation or warranty of Bank contained in this Agreement;

(c)Any breach by Bank of any of the terms, covenants or other provisions contained in this Agreement;

(d)Any Truth-in-Lending or comparable state law credit disclosures verbiage used by JCPenney or the Authorized Entities, if such verbiage has been provided by Bank and is used in the manner specified by Bank;

(e)The failure of Bank or its Affiliates, or the failure of any documentation (including Account Documentation) provided by Bank relating to the Program, to comply with Bank Applicable Law;

(f)Any negligence, recklessness or willful misconduct of Bank, its Affiliates or their respective agents, employees, officers or directors in relation to this Agreement or the Program;

(g)A Security Incident involving the systems, or data in the possession of Bank, or its respective service providers or other agents.

(h)Bank’s operation of that Credit Card Application process which provides an Applicant with the option to have his or her name, address and date of birth pre-populated in the Credit Card Application from his or her driver’s license or other similar state-issued identification card (the “DL Process”); provided that Bank shall not be required to indemnify JCPenney if the Third-Party Claim would not have arisen but for one of the following events: (i)  JCPenney does not follow the specifications and directions provided by Bank or if JCPenney makes any changes thereto, in each case without Bank’s prior written consent, or (ii)  JCPenney’s use of information obtained through the DL Process from a Credit Card Applicant’s driver’s license or other similar state-issued identification card for any purpose other than for pre-populating such Applicant’s Credit Card Application without the Applicant’s prior approval.

(i)Any claim that JCPenney’s, its Affiliates’ or their respective sublicensees’ use of any of Bank’s Intellectual Property infringes or misappropriates the Intellectual Property rights of any third party, or any claim that the SaaS Materials infringes on such third party’s Intellectual Property rights (provided, that such SaaS Material infringement shall be subject to Section 11.10 (SaaS Infringement Remedies and Limitations)).

11.4    Notice. Each party shall provide prompt notice to the other of any Third-Party Claims for which indemnity is sought, provided that any failure or delay in providing such notice shall not affect the indemnification obligations of the indemnifying party, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. In any event, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, as set forth below.

11.5    General Procedure. Provided that if notice in accordance with Section 11.4 (Notice) is given, the indemnifying party, at its own expense (i.e., as a Bank Expense or JCPenney Expense, as the case may be) and using counsel of its own choosing, will promptly defend, contest and otherwise protect against any such claim, suit or proceeding. If the indemnifying party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, the indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire cost of the defense, compromise or settlement from the indemnifying party, including reasonable fees and disbursements of counsel and amounts paid as a result of the resolution, settlement or compromise of such claim, suit or proceeding.

11.6    Role of Indemnified Party
.
(a)The indemnified party may, but will not be obligated to, participate in the defense of any Third-Party Claim, suit or proceeding, at its own expense (i.e., as a Bank Expense or JCPenney Expense, as the case may be) and using counsel of its own choosing, but the indemnifying party shall be entitled to control the defense thereof unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. The indemnified party shall cooperate and provide such assistance as the indemnifying party reasonably may request in connection with the indemnifying party’s defense and shall be entitled to recover from the indemnifying party the reasonable out-of-pocket costs of providing such assistance (including reasonable fees of any counsel retained by the indemnified party with the consent of the indemnifying party to facilitate such assistance). The indemnifying party shall inform the indemnified party on a regular basis of the status of any claim, suit or proceeding and the indemnifying party’s defense thereof. Any payments required to be made under this Article XI shall be made promptly by the party responsible therefor.

(b)Notwithstanding the foregoing, the indemnifying party shall not have the right to defend any such Third-Party Claim if: (i) it refuses to acknowledge fully its obligations to the indemnified party (but only as to the obligations specific to the indemnifying party in the event a Third-Party Claim gives rise to indemnification obligations of more than one party) or it contests (in whole or in part), its indemnification obligations (but only as to the obligations specific to the indemnifying party in the event a Third-Party Claim gives rise to indemnification obligations of more than one party), except that in either case the indemnifying party may continue its right to defend the Third Party Claim while reserving its right to challenge its indemnification obligations with respect to the Third Party Claim if it affirms that it will zealously defend the Third Party Claim notwithstanding its refusal to acknowledge or contests its indemnification obligations; (ii) it fails to employ appropriate counsel approved by the indemnified party to assume the defense of such Third-Party Claim or refuses to replace such counsel upon the indemnified party’s reasonable request, as provided for herein; (iii) the indemnified party reasonably determines that there are issues which could raise possible conflicts of interest between the indemnifying party and the indemnified party or that the indemnified party has claims or defenses that are separate from or in addition to the claims or defenses of the indemnifying party; (iv) it undertakes claims or defenses that are contrary to the direction or instructions of the indemnified party; or (v) such Third-Party Claim seeks an injunction, cease and desist order, or other equitable relief against the indemnified party. In each such case described in clauses (i) - (v) above, the indemnified party shall have the right to direct the defense of the Third-Party Claim and retain its own counsel, and the indemnifying party shall pay the cost of such defense, including reasonable attorneys’ fees and expenses.

(c)Notwithstanding anything herein to the contrary, if any Third-Party Claim under this Agreement principally relates to Intellectual Property owned or controlled by the indemnified party, then the indemnified party may control the defense of such Third-Party Claim, including the right to compromise and settle such Third-Party Claim, and retain its own counsel, and the indemnifying party shall pay the cost of such defense, including reasonable attorneys’ fees and expenses.

11.7    Limitations on Parties. In any Third-Party Claim, the defense of which is controlled by the indemnifying party: (a) the indemnifying party shall not, without the indemnified party’s prior written consent, compromise or settle such claim, suit or proceeding, if (i) such compromise or settlement would impose an injunction or other equitable relief upon the indemnified party or (ii) such compromise or settlement does not include the third-party’s release of the indemnified party from all liability relating to such claim, suit or proceeding; and (b) the indemnified party shall not compromise or settle such claim, suit or proceeding without the prior written consent of the indemnifying party, provided that, if the indemnified party desires to compromise or settle such claim, suit or proceeding and the indemnifying party refuses to consent to such compromise or settlement, the indemnified party may enter into a compromise or settlement but shall be solely responsible for the cost of any compromise or settlement amount.

11.8    Apportionment of Costs. The parties recognize and acknowledge that Third-Party Claims may be made as part of an action, suit, investigation or proceeding that may give rise to the indemnification obligations of more than one party or that may include claims or counter-claims that are not subject to indemnification, and the parties agree that they shall cooperate in good faith to fairly apportion the Indemnified Losses relating to such claims or counter-claims. Indemnified Losses incurred in defending Third-Party Claims shall be apportioned to the respective party who has responsibility for each specific Third-Party Claim, but only to the extent that those Indemnified Losses directly arise from such Third-Party Claim.

11.9    Limitations on Liability. Except with respect to (a) an indemnifying party’s obligations under this Article XI, (b) each party’s obligations with respect to data under Section 3.6 (Ownership and Use of Information), (c) each party’s confidentiality obligations under Section 12.17 (Confidential Information), or (d) damages arising out of infringement of third-party intellectual property rights, in no event shall a party or its affiliates, successors, or permitted assigns be liable to the other party under or in connection with this Agreement for any incidental, indirect, speculative, consequential (including lost profits, revenues, or business opportunities), special, punitive or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, regardless of whether such damages were foreseeable or whether any party has been advised of the possibility of such damages.

11.10    SaaS Infringement Remedies and Limitations.

(a)Remedies. If a claim exists under 11.3(i) (relating to infringement of SaaS Services or SaaS Materials and the SaaS Intellectual Property Right (as defined in Schedule 3.2(e) (Software as a Service)), Bank shall promptly, at its own expense, either, (a) procure for JCPenney the right to continue use of the affected SaaS Materials or SaaS Services; (ii) replace the affected SaaS Materials or SaaS Services with functionally equivalent non-infringing materials or services; or (iii) modify the affected SaaS Materials or SaaS Services to be non-infringing and functionally equivalent. If Bank cannot accomplish any of the foregoing within a reasonable time and at commercially reasonable rates, then Bank shall (i) accept the return of the affected SaaS Materials, along with any other components of any materials rendered unusable as a result of the affected SaaS Materials.

(b)Limitations. Bank has no duty to defend, indemnify or hold harmless JCPenney Indemnified Parties for Third Party Claims alleging infringement, misappropriation or other violation of a third party intellectual property right to the extent arising from or based on: (i) use of the SaaS Services after Bank notifies JCPenney to discontinue use because of such Third Party Claim; (ii) combining the SaaS Services with a product, service, data or business process not provided by Bank, other than the Bundled Application, if such Third Party Claim would not have arisen but for such combination, unless a license has been provided for such combination; or (iii) modifying the SaaS Services if the Third Party Claim would not have arisen but for such modification.

ARTICLE XII
MISCELLANEOUS

12.1    Assignability. The parties’ rights and obligations in respect of assignment of this Agreement shall be as set forth in Schedule 12.1 (Assignability).

12.2    Entire Agreement; Amendment. This Agreement together with the Schedules hereto which are expressly incorporated by reference herein and made a part hereof constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements between the parties with respect to the subject matter hereof, whether written or oral. This Agreement may not be amended except by written instrument signed by duly authorized representatives of both Bank and JCPenney.

12.3    Waiver. The rights, obligations and duties of Bank and JCPenney under this Agreement may be waived only upon the written consent of the respective duly-authorized Program Coordinators, their superior officers at Bank and JCPenney, and persons acting pursuant to delegations from them. In no event shall a term or provision of this Agreement be deemed to have been waived or amended, unless a waiver or amendment is in writing and signed by a person specified in the previous sentence.

12.4    Delays or Omissions. Except as otherwise provided, Bank and JCPenney agree that no complete or partial delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies under this Agreement shall be cumulative and nonexclusive of each other.

12.5    Insurance. Bank warrants and represents for itself and any authorized subcontractor that it shall maintain from the Effective Date and until the termination date of this Agreement insurance of the following kinds and amounts, or in amounts required by applicable law, whichever is greater.

(a)Worker’s compensation and employers’ liability insurance affording (i) protection under the Worker’s Compensation Law containing an all states endorsement and (ii) Employers’ Liability Protection subject to a limit of not less than $100,000.

(b)Commercial general liability insurance written on an occurrence basis against claims on account of bodily injury, death or property damage. Such insurance shall have a combined single limit of not less than $2,500,000 per occurrence and $5,000,000 annual aggregate for bodily injury, death and property damage. Such insurance shall be endorsed to provide that the insurance shall be primary to and not contributory to any similar insurance carried by JCPenney. Bank shall be liable for any deductible amount in the event of an insured loss.

(c)Insurance policies required to be maintained hereunder shall be procured from insurance companies rated at least A-VIII for commercial general liability and B++ VIII for worker’s compensation and employer’s liability, or better by the then current edition of Best’s Insurance Reports published by A. M. Best Co. Liability insurance limits may be provided through any combination of primary and/or excess insurance policies.

(d)Bank shall provide JCPenney with a certificate of liability insurance evidencing that the required coverage is in full force and effect annually.

12.6    Rights of Persons Not a Party. This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third-party beneficiary or otherwise.

12.7    Headings. The headings, captions and arrangements of the provisions and sections of this Agreement are for convenience and reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

12.8    Governing Law/Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s principles of conflict of laws. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is contrary to law, such provision shall, to the extent necessary, be deemed ineffective without invalidating the remaining provisions hereof.

12.9    Good Faith. The parties agree that, with regard to all of their respective dealings under this Agreement, they will act fairly and in good faith.

12.10    Drafting. Each party acknowledges that its legal counsel participated in the drafting of this Agreement. The parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one party over the other.

12.11    Counterparts. This Agreement may be executed (a) electronically, including by facsimile or other electronic transmission of original signatures, and (b) in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall constitute one and the same instrument.

12.12    JURISDICTION. ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY THE PARTIES SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE; AND JCPENNEY AND BANK HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

12.13    Adjudication of Claims. Any claim or dispute between the parties that is not resolved in accordance with the process and procedures set forth in Schedule 3.18(b) (Dispute Resolution) shall be handled in accordance with this Section 12.13.

(a)Arbitration.

i.Either party may require any controversy or claim between the parties related to the Program, including those arising out of or relating to this Agreement or any related agreements or instruments and those arising from any alleged tort, to be determined by binding arbitration in accordance with the Federal Arbitration Act, the JAMS Comprehensive Arbitration Rules & Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), and the provisions of subsection (b) below. Arbitrability of any and all disputes shall be decided by the arbitrator. In the event of any inconsistency, the provisions of subsection (b) below shall control.

ii.Arbitration hereunder shall be conducted in the State of Delaware and administered by JAMS/Endispute, Inc. If JAMS/Endispute, Inc. is unable or legally precluded from administering the arbitration, then the American Arbitration Association shall serve. The parties shall use commercially reasonable efforts to cause JAMS/Endispute, Inc. or the American Arbitration Association, as applicable, to appoint an arbitrator with sufficient experience with complex transactions and expertise in bank matters. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; provided that (A) the commencement of such hearing may be extended upon mutual agreement of the parties, and (B) the arbitrator may extend the commencement of such hearing for an additional sixty (60) days upon a showing of cause.

iii.The parties shall maintain the confidential nature of the arbitration proceeding and any awards given pursuant thereto, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

iv.The parties hereby agree to equally share the costs of arbitration.

v.In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator(s) determine a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator(s) may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

vi.Notwithstanding Schedule 3.18(b) (Dispute Resolution) or the foregoing provisions of this Section 12.13, any dispute resolution process under Schedule 3.18(b) (Dispute Resolution), or any arbitration under this Section 12.13, in each case related to a dispute concerning the Purchase Price of Purchased Assets or the terms of a Purchase Agreement, shall be subject to an expedited dispute resolution process and expedited arbitration process in which the parties use best efforts to resolve the dispute through dispute resolution and/or arbitration as necessary to maintain the time frames specified in this Agreement for determining the Purchase Price or entering into the Purchase Agreement.

(b)Judicial Resolution and Venue. If the parties cannot resolve a dispute in accordance with the terms of Schedule 3.18(b) (Dispute Resolution), and neither party chooses to use arbitration as a means to adjudicate claims, then the claim or dispute shall be resolved by judicial means in a court of competent jurisdiction located in the State of Delaware.

12.14    Notices. All notices hereunder shall be in writing and shall be sent by certified mail return receipt requested, by hand, or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party’s address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof and shall be deemed given five (5) days after being sent by certified mail, the same day if hand delivered, and one (1) Business Day after being sent by any other method described above, as follows: (i) if to JCPenney: (A) Program Coordinator, JCPenney Credit Card, J. C. Penney Corporation, Inc., 6501 Legacy Drive, Plano, Texas 75024-3698 with a copy to; (B) General Counsel, J. C. Penney Company, 6501 Legacy Drive, Plano, Texas 75024‑3698, and (ii) if to Bank: Synchrony Bank, 170 W. Election Road, Draper, UT 84020, Attention: President, with a copy to: Synchrony Bank, 777 Long Ridge Road, Stamford, Connecticut 06902, Attention: General Counsel;

provided, however, if either of the above parties shall have designated a different address by notice to the other, then to the last address so designated.

12.15    Power of Attorney.

(a)JCPenney authorizes and empowers Bank to sign and endorse JCPenney’s name on all checks, drafts, money orders or other forms of payment in respect of Accounts under this Agreement. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable for so long as Bank owns Accounts.

(b)Bank authorizes and empowers JCPenney to sign and endorse Bank’s name on all checks, drafts, money orders or other forms of payment that are submitted as In‑Store Payments pursuant to this Agreement. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable prior to termination as provided in Article X.

12.16    Use of Names and Trademarks.

(a)JCPenney hereby grants to Bank a limited, royalty-free, non-exclusive, non-transferable, non-sublicensable (except as otherwise required for Bank to perform its obligations under this Agreement, including the use of Affiliates and other third-party contractors) license to use, display and reproduce the JCPenney Marks specifically approved in writing by JCPenney during the Term, solely in the creation, development, marketing and administration of the Program, provided such JCPenney Marks are used strictly in accordance with JCPenney’s guidelines. If so used, JCPenney will indemnify and hold Bank harmless from and against any and all claims, demands, regulatory proceedings or causes of action, and all damages, costs (including attorneys’ fees and settlements) and expenses associated with any alleged infringement by the JCPenney Marks of any third-party’s intellectual property rights.

(b)Bank hereby grants JCPenney a limited, royalty-free, non-exclusive, non‑transferable, non-sublicensable (except as otherwise required by JCPenney to perform its obligations, including the use of Affiliates and other third-party contractors) license to use, display and reproduce the Bank Marks as specifically approved in writing by Bank during the Term, solely in the creation, development, marketing and administration of the Program, provided such Bank Marks are used strictly in accordance with Bank’s guidelines. If so used, Bank will indemnify and hold JCPenney harmless from and against any and all claims, demands, regulatory proceedings or causes of action, and all damages, costs (including attorneys’ fees and settlements) and expenses associated with any alleged infringement by the Bank Marks of any third-party’s intellectual property rights.

(c)Each party agrees to submit to the other party, for its prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, samples of all uses of each party’s Marks, and each party agrees to use the other party’s Marks in a manner and only as approved by such party.

(d)The provisions of Schedule 12.16(d) (Ownership of Technology) shall apply with respect to the parties’ rights in regards to intellectual property.

12.17    Confidential Information. The parties’ rights and obligations in respect of Confidential Information shall be as set forth in Schedule 12.17 (Confidential Information).

12.18    Audit Rights.

(a)Bank and its regulators shall have the right, with or by its independent third party auditors (which auditors shall be nationally recognized in performing such audit functions and may not be competitors of JCPenney), to review, inspect and audit, as a Bank Expense, the books, records, data files and other information and the facilities, systems and operations maintained by or on behalf of JCPenney and the Authorized Entities (to the extent they are Affiliates or are permitted by their contracts), related to the operation of the Program and the performance of JCPenney’s obligations and the Authorized Entities’ obligations (to the extent permitted by their contracts) under this Agreement.

(b)JCPenney shall have the right, with or by its independent third party auditors (which auditors shall be nationally recognized in performing such audit functions and may not be competitors of Bank) duly appointed representative, to review, inspect and audit, as a JCPenney Expense, the books, records, data files and other information and the facilities and operations maintained by or on behalf of Bank, including FDR and any other Bank affiliated or other approved outsourcers (to the extent permitted pursuant to their contracts) related to the operation of the Program and the performance of its obligations under this Agreement, including but not limited to compliance with the Service Level Standards, payments between the parties, monitoring customer service and collection calls, telephone calls involving alleged Cardholder fraud, debt collection practices, and any information security procedures that JCPenney deems appropriate but excluding Bank’s internal cost allocations, provided such cost allocations are customary or, if not, JCPenney is notified of changes to Bank’s customary practices. JCPenney shall have the right to test any audit requirement and seed lists to ensure compliance with this Agreement. For the avoidance of doubt, JCPenney shall have no right to audit information with respect to any other program of Bank.

(c)Such inspections shall occur at such reasonable times as shall be agreed upon by the parties, and only during normal business hours, using reasonable care not to cause damage and not to interrupt the normal business operations of the audited party. Such audits (i) shall be subject to such security procedures as the inspected party may reasonably impose, (ii) shall be subject to such limitations as may be required under applicable rules, regulations or statutes governing the conduct of the inspected party’s business, and (iii) shall be performed according to a mutually agreed upon audit plan, which shall include the scope of the audit and a description of necessary documents. The parties agree to use commercially reasonable efforts to obtain audit rights for the other party in future contracts entered into with third parties regarding the Program.

12.19    Force Majeure; Disaster Relief.

(a)Definition of Force Majeure Event. Neither party shall be considered to be in default in the performance of any obligations under this Agreement when a failure of performance shall be due to a Force Majeure Event. A “Force Majeure Event” as used in this Agreement, shall mean an unanticipated event which is not reasonably within the control of the affected party or its Affiliates or subcontractors and which by exercise of reasonable due diligence, such affected party or its Affiliates or subcontractors could not reasonably have been expected to avoid, overcome or obtain or cause to be obtained a commercially reasonable substitute therefore. Such causes may include the following: terrorism, flood, earthquake, tornado, storm, fire, explosion, public emergency, civil disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, the cause of which was out of the control of the party seeking relief (whether valid or invalid); however, no party shall be relieved of its obligations hereunder, if its failure of performance is due to removable or remediable causes which such party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give twenty-four (24) hours’ notice of such fact to the other, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch. The affected party shall provide notice to the other party within twenty-four (24) hours of the cessation of such Force Majeure Event. For the avoidance of doubt, the parties acknowledge and agree that any Force Majeure Event affecting an Affiliate of either party, an Authorized Entity, or an outsourcing arrangement pursuant to Section 3.23 (Outsourcing), shall be a “Force Majeure Event” for the purposes of this Agreement with respect to that party.

(b)Exclusions from Force Majeure. The following events shall not be deemed a Force Majeure Event: (i) a hardware or software failure of computer equipment not caused by events set forth in Section 12.19(a) (Definition of Force Majeure); (ii) Bank’s failure to perform its obligations because of Bank’s failure to comply with, or the failure of Bank’s Disaster Recovery Plan; (iii) JCPenney’s failure to perform its obligations because of JCPenney’s failure to comply with, or the failure of JCPenney’s Disaster Recovery Plan; or (iv) a Security Incident.

(c)This Agreement may be terminated by JCPenney upon written notice to Bank in the event that a Force Majeure Event shall prevent Bank from performing any material obligations under this Agreement for a period of at least sixty (60) consecutive days (each period as applicable constitutes the “Force Majeure Period”).

(d)This Agreement may be terminated by Bank upon written notice to JCPenney in the event that a Force Majeure Event shall prevent JCPenney from performing any material obligations under this Agreement for a period of at least sixty (60) consecutive days (each period as applicable constitutes the Force Majeure Period).

(e)Disaster Relief Programs. In addition to the other obligations set forth in this Section 12.19, Bank and JCPenney shall discuss and agree upon disaster relief practices, including hurricane, flood, tornado and other natural disaster programs when either the Bank Program Coordinator or the JCPenney Program Coordinator believes such relief is necessary or appropriate under the circumstances.

12.20    Disaster Recovery Plan. Each party shall have a disaster recovery plan for the continuation of business (a “Disaster Recovery Plan”) designed so that despite any reasonably foreseeable disruption in a party’s obligation to perform its obligations under this Agreement from any particular location or through the efforts of any particular individuals, such party shall promptly be able to respond in the event of an operational outage. Each party may, upon reasonable request, review the other party’s Disaster Recovery Plan onsite at the other party’s location. Bank’s Disaster Recovery Plan and related processes and controls related to the Program shall, at a minimum, (a) meet the requirements of all applicable governmental agency or authority and (b) include testing each year and a process to promptly notify JCPenney in the event its Disaster Recovery Plan or related processes or controls must be put into effect. JCPenney’s Disaster Recovery Plan shall, at a minimum, include periodic testing and a plan to promptly notify Bank in the event there is an actual material disruption in JCPenney’s ability to perform its obligations under this Agreement such that its Disaster Recovery Plan must be put into effect. Upon the request of a party, the other party shall provide reasonable evidence of Disaster Recovery Plan testing. Prior to making any change to its Disaster Recovery Plan that could materially impact the Program, a party will provide the other party notice of such change and provide the other party an opportunity to review and provide comment to such changes.

12.21    Review and Monitoring. JCPenney will permit Bank, and hereby authorizes Bank, to review and monitor, on an ongoing basis, the administration and promotion of the Program through anonymous requests to open or utilize accounts under the Program and by other reasonable means, provided that, Bank will use reasonable care not to interrupt the normal business operations of JCPenney nor to unduly interfere with JCPenney’s information system processing. Bank will provide JCPenney with the findings of such monitoring on a quarterly basis. Bank will maintain the confidentiality of the findings of such monitoring and disclose them to non-affiliated third parties only for the purposes of its regulatory compliance obligations.

12.22    Press Releases or Publicity Statements. Any press release or publicity statement by Bank or JCPenney with regard to the Program shall be as mutually agreed to by Bank and JCPenney.

12.23    Independent Contractor. In the performance of its duties or obligations under this Agreement or any other contract, commitment, undertaking or agreement made pursuant to this Agreement, JCPenney shall not be deemed to be, or permit itself to be, understood to be the agent of Bank and Bank shall not be deemed to be, or permit itself to be, understood to be the agent of JCPenney and each party shall at all times take whatever measures as are necessary to ensure that its status shall be that of an independent contractor operating as a separate entity. None of any party’s employees, agents, or servants are entitled to the benefits that are provided to the employees of the other parties. Each party is solely interested in the results obtained under this Agreement and therefore the manner and means of conducting the party’s business affairs are under the sole control of such party which shall be solely and entirely responsible for its acts and for the acts of its agents, employees, and servants.

12.24    No Joint Venture. Nothing in this Agreement or any collateral agreement shall be deemed to create a partnership or joint venture between JCPenney or an Authorized Entity and Bank. Except as expressly set forth herein, no party shall have any authority to bind or commit the other party.

12.25    Information Provided to Bank. JCPenney shall provide to Bank the information described in Schedule 12.25 (Information Provided to Bank).

12.26    Tax and Financial Cooperation. During the Term, and thereafter as provided in Article X, the parties agree to cooperate with each other in connection with any official tax inquiry, tax audit, determination or related proceeding affecting tax liability of either party or, in connection with a determination of any tax liability or treatment, to make available to each other party within a reasonable amount of time, at no cost to such party, documents, correspondence, reports, books and records of either party and any other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

12.27    No Violation. Notwithstanding anything else contained in this Agreement (including Section 3.6 (Ownership and Use of Information)), neither Bank nor JCPenney (nor any of their respective Affiliates) shall, and none of them shall be obligated to, take any action that such entity believes in good faith would violate, or would cause any of them to violate, Applicable Law (including causing any of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act).

12.28    Set-Off. Each party shall have the right to set-off or re-coup any obligation at any time owing by the party to the other party against or on account of any obligations owed by the other party under this Agreement. A party’s rights under this Section 12.28 shall be in addition to any other rights the party has under this Agreement or Applicable Law, including the federal Bankruptcy Code. All payment rights between the parties, including any settlement and chargeback rights, shall be deemed a “single integrated transaction” for purposes of determining a party’s right of recoupment against the other party. Bank shall provide JCPenney with a reasonable accounting of any amounts credited or debited pursuant to this Section 12.28.

ARTICLE XIII
DUAL CARD PROGRAM

13.1    General. The provisions of Schedule 13 (The Dual Card Program) shall apply in respect of the Dual Card Program.

ARTICLE XIV
COMMERCIAL CARD PROGRAM

14.1    General. The provisions of Schedule 14 (Commercial Card Program) shall apply in respect of the Commercial Card Program.

ARTICLE XV
DEFINED TERMS

15.1    Defined Terms. Unless otherwise defined herein, capitalized terms used in the Agreement (including the Schedules attached hereto) shall have the meanings assigned to them in this Article XV.

“Account” means and includes any and all Private Label Accounts, Dual Card Accounts, Home Services Accounts and Commercial Card Accounts.

“Account Documentation” means with respect to an Account, any and all documentation relating to such Account, including Credit Card Applications, credit bureau reports, Credit Card carriers, Credit Card Agreements, Credit Cards, Charge Transaction Data, Charge Slips, Credit Slips, transaction data in respect of Dual Card Cash/Quasi-Cash Transactions, transaction data in respect of Billing Statements, Account payment checks, receipts and stubs, adverse action information, change-of-terms notices, Cardholder/Bank correspondence, memoranda, documents, instruments, certificates, agreements, and invoices (including, in each case, but not limited to collection notices and billing inquires/disputes, including any and all amendments or modifications thereto), however stored or maintained and any other written information relating to an Account; provided that “Account Documentation” shall not include materials of JCPenney and/or the Authorized Entities used for advertising or solicitation including advertising or solicitations of Credit Promotions. For the avoidance of doubt, Account Documentation shall not include JCPenney Information.
“Acknowledged” shall have the meaning given in Schedule 2.1(g) (Service Level Standards).
“Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person or any affiliate of such Person. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Amended and Restated Credit Card Program Agreement, including the Schedules hereto, as it may be amended, from time to time.
“Applicable Law” means collectively or individually any federal, state or local law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion, interpretation or guidance relating to or affecting any aspect of the Program, the Accounts established thereunder, the transactions reflected on the Accounts (including with respect to JCPenney and the Authorized Entities, the Goods and/or Services charged to Accounts), any of the rights or obligations of the parties under this Agreement, or a party’s business, including the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act and the implementing regulations and official commentaries issued thereunder from time to time, and local, state and federal laws and regulations applicable to usury, sales practices, privacy, telephone monitoring, advertising, unfair, deceptive or abusive acts or practices, and marketing.
“Applicant” means any Person that submits a Credit Card Application.
“Authorized Entity” means a Person other than JCPenney that is authorized to accept the Private Label Credit Card or the Home Services Credit Card, and the Existing Provider. As of the Effective Date, the Authorized Entities are (i) Transamerica, in its capacity as the Existing Provider, (ii) www.sephora.com, (iii) CashStar, Inc., (iv) Rite Aid, (v) Teleflora and (vi) Walgreen’s.
“Bank” means Synchrony Bank, and its successors and permitted assigns under Section 12.1 (Assignability) of this Agreement.

“Bank Applicable Law” means Applicable Law that applies to Bank in connection with the operation of its business, including its participation in the Program and the performance of its obligations under this Agreement, including (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) GLBA; (vi) the Foreign Corrupt Practices Act; (vii) the USA PATRIOT Act; (viii) the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (ix) other Applicable Law that apply to Bank in connection with Bank’s obligations under this Agreement relating to Accounts, including origination, administration and servicing thereof.
“Bank Dual Card Marketing Obligation” shall have the meaning given in Schedule 13 (The Dual Card Program) of this Agreement.
“Bank Expense” means a cost or expense that Bank must bear, which cost or expense will not be included in the calculation of the Program Gain Share Payment.
“Bank Indemnified Parties” shall have the meaning given in Section 11.2 (Indemnification by JCPenney) of this Agreement.
“Bank Manager” shall have the meaning given in Schedule 2.1(d) (Program Resource Requirements).
“Bank Marketing Fund” shall have the meaning given in Section 2.6(a) (Marketing Fund) of this Agreement.
“Bank Marketing Obligation” means the Bank Private Label Marketing Obligation, the Bank Dual Card Marketing Obligation and the Home Services Marketing Obligation.
“Bank Marks” means the brand names, logos, trade styles, service marks or trademarks used by Bank in the operation of its business on the Effective Date, and all replacements, successors, modifications, and amendments thereto.
“Bank Matter” shall have the meaning given in Schedule 3.18(b) (Dispute Resolution).
“Bank Operating Procedures” means the instructions and procedures established by Bank in connection with the operation and administration of the Program as in existence on the Effective Date, as changed or modified by Bank from time to time.
“Bank Private Label Marketing Obligation” shall have the meaning given in Schedule 2.6 (Marketing).
“Bank Program Coordinator” shall have the meaning given in Section 3.18(a) (Program Governance) of this Agreement.

“Bank Property” has the meaning given to it in Section 8.1 (Grant of Security Interest; Precautionary Filing) of this Agreement.
“Billing Statements” means periodic Account activity statements issued by Bank to Cardholders, by paper or electronic means, with respect to Accounts from time to time.
“Business Day” means any day except Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of Utah or New York; provided that with respect to settlement, “Business Day” means any day on which the FedWire is in operation.
“Call Center” shall have the meaning given in Section 2.1(d)(xvi) of this Agreement.
“Cardholder” means any Person who (a) has at any time entered into a Credit Card Agreement, (b) is obligated under or with respect to an Account, (c) is issued and is authorized to use a Credit Card, or (d) is authorized to use a Credit Card by a Person who has been issued a Credit Card.
“Cardholder Benefits” has the meaning set forth in Section 2.2(a)(vii).
“Cardholder Terms” means the finance charge rates, annual fee, late fees, other fees and charges, grace periods, fee or rate computation methods, including the timing thereof, and minimum payments specified in the Credit Card Agreement.
“Charge Slip” means a sales receipt, register receipt tape or other invoice or documentation, whether in hard copy or electronic draft capture form, in each case evidencing a JCPenney Purchase or other Purchase that is to be or has been debited to a Cardholder’s Account.
“Charge Transaction Data” means Account or Cardholder identification and transaction information with regard to each Purchase by a Cardholder on an Account, and information with respect to each return of a Purchase of Goods and/or Services for credit to the applicable Account, including Charge Slips and Credit Slips, which data shall be submitted or transmitted by JCPenney to Bank in accordance with this Agreement for purposes of settlement between the parties.
“Charges” means any and all fees, expenses and charges contracted for or imposed on or with respect to an Account or any related Indebtedness, including interest, finance charges, service charges, default rates, late fees, NSF fees, overlimit fees and minimum finance charges.
“Closing Date” shall have the meaning given in Schedule 10.4(a) (Purchase Option).
“Commercial Card” means a Credit Card in respect of a Commercial Card Account.
“Commercial Card Account” means a charge card account in respect of the Commercial Card Program.

“Commercial Card Agreement” means a Credit Card Agreement in respect of a Commercial Card Account.
“Commercial Card Application” means a Credit Card Application in respect of a Commercial Card Account.
“Commercial Card Program” means the non-revolving charge card program established by Bank pursuant to this Agreement under which Commercial Cards are issued for use at JCPenney for commercial purposes, and pursuant to which the Commercial Cardholder is required to pay the balance in full upon a specified number of days after billing. The term “Commercial Card Program” includes the extension of credit by Bank to Commercial Cardholders, billings, collections, accounting between the parties and all aspects of the customized charge card plan contemplated herein. For avoidance of doubt, Authorized Entities shall not accept Commercial Cards without Bank’s prior written consent.
“Commercial Cardholder” means a Cardholder in respect of a Commercial Card Account.
“Confidential Information” shall have the meaning given to it in Schedule 12.17 (Confidential Information) of this Agreement.
“Credit Card” means the plastic card or other device (other than a Mobile Wallet) issued to Cardholders, which evidences, among other things, a Cardholder’s right to make JCPenney Purchases, and, as appropriate, other Purchases, and/or Dual Card Cash/Quasi-Cash Transactions which are to be debited to a Cardholder’s Account.
“Credit Card Agreement” means the credit agreement between Bank and a Cardholder (and any replacement of such Agreement), governing the use of an Account, together with any amendments.
“Credit Card Application” means an application for an Account, whether in hard copy, telephonic or electronic form, whether an acceptance to a prescreened or preapproved offer or a full or short form application which must be completed and submitted (or the information contained therein electronically transmitted) to Bank for review by Bank for approval or decline.
“Credit Promotions” shall have the meaning given in Section 2.7 (Promotional Financing Programs) of this Agreement.
“Credit Slip” means a sales credit receipt, register receipt, tape or other invoice or documentation, whether in hard copy or electronic draft capture form, in each case evidencing a return or exchange of Goods and/or Services, or other goods or services, an adjustment for other services rendered or not rendered by JCPenney, an Authorized Entity or another merchant to a Cardholder under the Program, or correction of a misposting.

“Credit Store Manual” means the instructions and procedures established by JCPenney in connection with JCPenney’s operation and administration of JCPenney’s responsibilities under the Program as in existence on the Effective Date, as changed or modified by JCPenney from time to time.
“Critical Change in Applicable Law” shall have the meaning given in Schedule 2.1(f) (Critical Change in Applicable Law) of this Agreement.
“Customer List” shall have the meaning given in Schedule 3.6 (Ownership and Use of Information; Data Security).
“Debt Protection Products” means debt cancellation and debt suspension products.
“Debt Protection Program” shall have the meaning given in Section 3.7 (Incidental Marketing and Debt Protection Programs) of this Agreement.
“Deferred Interest Promotion” shall have the meaning given in Section 2.7 (Promotional Financing Programs) of this Agreement.
“Designated Purchaser” shall have the meaning given in Schedule 10.4(a) (Purchase Option).
“Disaster Recovery Plan” shall have the meaning given in Section 12.20 (Disaster Recovery Plan) of this Agreement.
“DL Process” shall have the meaning given in Section 11.3(h) (Indemnification by Bank) of this Agreement.
“Dual Card” means a Credit Card in respect of a Dual Card Account.
“Dual Card Account” means a credit card account in respect of the Dual Card Program.
“Dual Card Agreement” means a Credit Card Agreement in respect of a Dual Card Account.
“Dual Card Cash/Quasi-Cash Transactions” shall have the meaning given in Schedule 13 (The Dual Card Program).
“Dual Card In-Store Net Credit Volume” shall have the meaning given in Schedule 13 (The Dual Card Program).
“Dual Card Net Credit Volume” shall have the meaning given in Schedule 13 (The Dual Card Program).
“Dual Card Out of Store Net Credit Volume” shall have the meaning given in Schedule 13 (The Dual Card Program).

“Dual Card Program” means the co-branded open-end revolving credit card program involving credit cards branded with the names of JCPenney and the Network established under this Agreement pursuant to which Bank shall extend credit for purchases from entities other than JCPenney and Authorized Entities who accept cards bearing the name of the Network while still extending credit for purchases from JCPenney and Authorized Entities without processing the credit card transactions through the Network and, accordingly, without subjecting JCPenney and Authorized Entities to the Network’s interchange fees in respect of such transactions. The term “Dual Card Program” includes the extension of credit by Bank to Cardholders of a Dual Card Account, billings, collections, accounting between the parties and all aspects of the revolving credit plan contemplated herein.
“Dual Cardholder” means any natural person who (a) has at any time entered into a Dual Card Agreement, (b) is obligated under or with respect to a Dual Card Account, (c) is issued and is authorized to use a Dual Card, or (d) is authorized to use a Dual Card by a consumer who has been issued a Dual Card.
“Effective Date” means the date set forth in the preamble to this Agreement.
“Evaluation Trigger” shall have the meaning given in Schedule 10.4(a) (Purchase Option).
“Event of Default” shall have the meaning given in Section 9.1 (Events of Default) of this Agreement.
“Exigent Circumstance” means fraud, material harm, or another circumstance that involves loss or damage that reasonably demands a party take action more quickly than in the otherwise applicable period in order to avoid such loss or damage.
“Existing Commercial Agreement” has the meaning set forth in the Preamble.
“Existing Products” shall have the meaning given in Schedule 3.7(a) (Incidental Marketing Programs).
“Existing Provider” shall have the meaning given in Schedule 3.7(a) (Incidental Marketing Programs).
“FDR” means First Data Resources, Inc.
“Financially Active Account” means an Account for which a payment has been made, or a statement has been issued, in the prior month.
“Fiscal Month” means a month as set forth in the JCPenney internal financial calendar to establish its financial reporting periods.
“Fiscal Quarter” means a quarter as set forth in the JCPenney internal financial calendar to establish its financial reporting periods.

“Fiscal Year” means a JCPenney fiscal year (a 52 or 53 week period) beginning at the start of the February Fiscal Month and ending on the last Saturday at the end of the following January Fiscal Month.
“Floor Limit” means the maximum amount of credit for any single credit transaction that JCPenney or an Authorized Entity may submit Charge Transaction Data to Bank for settlement without securing prior authorization from Bank.
“Force Majeure Event” shall have the meaning given in Section 12.19(a) (Definition of Force Majeure) of this Agreement.
“Freeze Period” means the November, December and January Fiscal Months.
“Fulfillment Materials” shall have the meaning given in Section 2.4(d)(i) (Targeted Solicitation Materials) of this Agreement.
“GAAP” means generally accepted accounting principles applicable in the United States, consistently applied.
“General Advertising Materials” shall have the meaning given in Section 2.4(d)(ii) (General Advertising Materials) of this Agreement.
“GLBA” means the Gramm-Leach-Bliley Act, 15 USC 6801 et seq. (as it may be amended from time to time).
“Going out of Business Sale” or “GOB Sale” shall have the meaning given in Schedule 3.9 (Store Closings; Going Out of Business Sales).
“Goods and/or Services” means all merchandise and services that may be purchased with Credit Cards, including any products, merchandise and/or services that may be purchased under an Incidental Marketing Program (including credit and other insurance products and membership services), and any sales tax and/or shipping and handling amounts included thereon.
“Governmental Authority” shall have the meaning given in Schedule 2.1(f) (Critical Change in Applicable Law).
“Home Services” means in-home products and services provided by JCPenney or JCPenney Services either directly or through Home Services Companies and Subcontractors.
“Home Services Account” means an Account in respect of the Home Services Card Program.
“Home Services Card Program” means the open-end private label revolving credit card program established by Bank under which Home Services Credit Cards are issued solely for the purpose of financing the purchase of Home Services. The term “Home Services Card Program” includes the extension of credit by Bank to Home Services Cardholders, billings, collections, accounting between the parties and all aspects of the customized revolving credit plan contemplated herein.
“Home Services Card Program Operating Procedures” means the instructions and procedures established in connection with the operation and administration of the Home Services Card Program as in existence on the Effective Date, as changed or modified from time to time; provided, however such instructions and procedures may not be changed or modified by Bank without JCPenney’s prior written approval, not to be unreasonably withheld, conditioned or delayed by JCPenney.
“Home Services Cardholder” means a Cardholder in respect of a Home Services Credit Card.
“Home Services Company” means a Person retained by JCPenney or JCPenney Services to provide Home Services.
“Home Services Credit Card” means a Credit Card in respect of a Home Services Account.
“Home Services Credit Card Agreement” means a Credit Card Agreement in respect of a Home Services Account.
“Home Services Credit Card Application” means a Credit Card Application in respect of a Home Services Account.
“Home Services Marketing Obligation” shall have the meaning in Schedule 16 (The Home Services Card Program).
“Home Services Purchase” means the purchase of Home Services (including any sales tax and/or shipping and handling amounts assessed thereon) by a Home Services Cardholder on a Home Services Account, or amounts debited on a Home Services Account pursuant to a Debt Protection Program.
“Incidental Marketing Program” means any products or services other than the Credit Card or Debt Protection Products that are billed on a recurring basis and are marketed by or through JCPenney to Cardholders, whether at a JCPenney Location or not, including, credit insurance and other insurance programs, credit card protection plans (other than debt cancellation or suspension products), legal services, auto clubs, extended warranties, or other services.
“Indebtedness” means, with respect to an Account, any and all amounts owing from time to time by a Cardholder in respect of an Account, including any unpaid balances (whether as a result of purchasing Goods and/or Services, including participating in an Incidental Marketing Program or conducting Dual Card Cash/Quasi-Cash Transactions), finance charges, late fees, returned check fees, and any other charges to an Account, whether accrued or billed.
“Indemnified Losses” shall have the meaning given in Section 11.1 (Indemnified Losses) of this Agreement.

“Initial Term” shall have the meaning given in Section 10.1 (Initial and Renewal Term) of this Agreement.
“Inserts” shall have the meaning given in Section 3.16 (Inserts and Other Statement Communications) of this Agreement.
“In-Store Payment” means any payment on an Account made by a Cardholder (or other person acting on behalf of a Cardholder) at a JCPenney Location operated by JCPenney and so designated by JCPenney.
“Intellectual Property” shall have the meaning given in Schedule 12.16(d) (Ownership of Technology).
“JAMS” shall have the meaning given in Section 12.13(a)(i) (Arbitration) of this Agreement.
“JCPenney” means J. C. Penney Corporation, Inc., a Delaware corporation.
“JCPenney Applicable Law” means Applicable Law that applies to JCPenney in connection with the operation of its business, including the offering and sale of goods and services, its participation in the Program and the performance of its obligations under this Agreement.
“JCPenney Debt Protection Payment” shall have the meaning given in Schedule 3.7(b) (Debt Protection Program) of the Agreement.
“JCPenney Expense” means a cost or expense that JCPenney must bear, which cost or expense will not be included in the calculation of the Program Gain Share Payment.
“JCPenney Expert” shall have the meaning given in Schedule 10.4(a) (Purchase Option) of the Agreement.
“JCPenney Indemnified Parties” shall have the meaning given in Section 11.3 (Indemnification by Bank).
“JCPenney Information” shall have the meaning given in Schedule 3.6 (Ownership and Use of Information; Data Security).
“JCPenney Location(s)” means all retail stores and all sites for mail order, the JCPenney Website and other direct access medium within the Territory that are owned or operated by JCPenney or any Authorized Entity.
“JCPenney Marks” means the brand names, logos, trade styles, service marks and trademarks used by JCPenney in the operation of its business on the Effective Date, and all replacements, successors, modifications, and amendments thereto.
“JCPenney Program Coordinator” shall have the meaning given in Section 3.18(a) (Program Governance) of this Agreement.

“JCPenney Purchase(s)” means a purchase by a Cardholder of Goods and/or Services from JCPenney or an Authorized Entity, including a Home Services Purchase and a purchase under Incidental Marketing Programs, as to which Bank advances funds and debits an Account under the Program, whether such purchase occurs at a JCPenney Location, by mail order, by telephone order, by computer or other direct access method, or by any other medium or method through which a purchase of (i) Goods and/or Services, (ii) Home Services or (iii) products or services under an Incidental Marketing Program can be effected.
“JCPenney Website” means the website currently located at www.jcpenney.com (or any successor), and the official websites of each of the Authorized Entities.
“JCPenney Share Percentage” shall have the meaning given in Schedule 3.7(b) (Debt Protection Program).
“Liabilities” means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, secured or unsecured, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Marketing Plan” shall have the meaning given in Section 2.4(a) (Promotion of Program) of this Agreement.
“Marketing Plan Date” shall have the meaning given in Section 2.5(a) (Marketing Plans) of this Agreement.
“Marketing Program” shall have the meaning given in Schedule 2.6 (Marketing).
“Marks” means, as the context requires, either Bank Marks or JCPenney Marks.
“Mastercard” means MasterCard International Incorporated.
“MAE on Revenue” shall have the meaning given in Schedule 2.1(f) (Critical Change in Applicable Law).
“Mobile Wallet” shall have the meaning given in Schedule 3.2(f) (Mobile Wallets).
“Net Credit Volume” shall have the meaning given in Schedule 2.6 (Marketing).
“Network” shall mean Visa or Mastercard, if the name of such entity is used on Dual Cards. As of the Effective Date, the Network is Mastercard. Any change between Mastercard and Visa must be mutually agreed upon in writing by the parties.
“Network Rules” means, with respect to a party, the operating rules, guidelines, and other requirements, as in effect from time to time, issued by any Network in which the Dual Cards participate that apply to such party with respect to the (i) Dual Card Program and (ii) performance of such party’s obligations hereunder.

“No Interest Promotion” shall have the meaning given to it in Section 2.7 (Promotional Financing Programs).
“Non-Conforming Payments” shall have the meaning given in Schedule 2.1(g) (Service Level Standards).
“Peer Group Programs” means the Technology Peer Group and the Synchrony Peer Group.
“Person” means and includes any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or government or any department or agency thereof.
“Potentially Competing Financing Statement” means any financing statement in favor of any Person that covers any of the Bank Property or that would cover such property if, contrary to the intent of the parties to the Agreement, JCPenney were determined to have any rights therein.
“Potentially Competing Security Interest” means any security interest in favor of any Person that attaches to any of the Bank Property or that would attach to such property, if contrary to the intent of the parties to the Agreement, JCPenney were determined to have any rights therein.
“Private Label Account” means an Account in respect of the Private Label Program.
“Private Label Cardholder” means a Cardholder in respect of a Private Label Account.
“Private Label Credit Card” means a Credit Card in respect of a Private Label Account.
“Private Label Credit Card Agreement” means a Credit Card Agreement in respect of a Private Label Account.
“Private Label Credit Card Application” means a Credit Card Application in respect of a Private Label Account.
“Private Label Net Credit Volume” means the Net Credit Volume in respect of Private Label Accounts.
“Private Label Program” means the open-end revolving private label credit card program established by Bank pursuant to this Agreement under which credit cards are issued for use primarily to make purchases at JCPenney and are not generally usable outside the operations of JCPenney and Authorized Entities. The term “Private Label Program” includes the extension of credit by Bank to

Private Label Cardholders, billings, collections, accounting between the parties and all aspects of the customized revolving credit plan contemplated herein.
“Program” means, collectively, the Private Label Program, the Dual Card Program, the Home Services Card Program and the Commercial Card Program.
“Program Annual Average Receivables” shall have the meaning given in Schedule 4.5 (Program Gain Share Payment).
“Program Assets” shall have the meaning given in Schedule 10.4(a) (Purchase Option).
“Program Coordinator(s)” shall have the meaning given in Section 3.18 (Program Governance) of this Agreement.
“Program Expense” means a cost or expense borne by JCPenney or Bank, which cost or expense will be included in the calculation of the Program Gain Share Payment.
“Program Gain Share Eligible Amount” shall have the meaning given in Schedule 4.5 (Program Gain Share Payment).
“Program Gain Share Payment” shall have the meaning given in Schedule 4.5 (Program Gain Share Payment).
“Program Information” shall have the meaning given in Schedule 3.6 (Ownership and Use of Information; Data Security).
“Program Losses” shall have the meaning given in Schedule 4.5 (Program Gain Share Payment).
“Program Materials” shall have the meaning given in Section 2.4(d) (Development and Review of Program Materials) of this Agreement.
“Purchase(s)” means JCPenney Purchase(s) or other purchase(s) of goods and services by a Cardholder as to which Bank advances funds and debits an Account under the Program, excluding Dual Card Cash/Quasi-Cash Transactions.
“Purchase Active Account” means an Account for which a JCPenney Purchase has been submitted in the past twelve (12) months (or in the past three (3) months if a Significant Event has occurred).
“Purchase Option Expiration Date” shall have the meaning given in Schedule 10.4(a) (Purchase Option).
“Renewal Term” shall have the meaning given in Section 10.1 (Initial and Renewal Term).
“Retail Card” means the Retail Card business unit of Bank.

“Risk Criteria” means all Account credit decisioning criteria (including Credit Card Application decisioning criteria, score cutoff strategies, line assignment strategies, and decisioning for approved Applicants on Credit Card type), and Account management activities (including authorizations and line management).
“SaaS Agreement” means the Software as a Service Agreement by and between Synchrony Bank and J.C. Penney Corporation, Inc. dated July 21, 2016, as it has been or may be amended.
“Sales Tax Recovery Program” shall have the meaning given to it in Section 3.24 (Sales Tax Recovery) of the Agreement.
“Security Incident” shall have the meaning given in Schedule 3.6 (Ownership and Use of Information; Data Security).
“Service Level Standard(s)” means the standards for the service levels to be provided by Bank, directly or indirectly, in connection with the Program, as specified in Schedule 2.1(g) (Service Level Standards), as may be amended, restated, supplemented or modified.
“Services” shall have the meaning given in Section 2.1(d) (Services) of this Agreement.
“Service Level Default” shall have the meaning given in Schedule 2.1(g) (Service Level Standards).
“Settlement Procedures” means the procedures pursuant to which JCPenney and Bank will settle with one another with respect to transactions under the Program, as specified in Schedule 4.1 (Settlement).
“Solvent” means, with respect to any party, that as of the date of determination, (a) the sum of such party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such party’s present assets; (b) such party’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date or with respect to any transaction contemplated to be undertaken after the Effective Date; and (c) such party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Statement Communications” shall have the meaning given in Schedule 3.16 (Inserts and Other Statement Communications).
“Subcontractor” means a Person who is retained to provide, on behalf of a Home Services Company, all or a portion of the Home Services that are to be provided to a customer.

“Suspension Event” shall have the meaning given in Schedule 10.3 (Rights and Obligations Upon Notice of Termination).
“Synchrony Peer Group” means Macy’s, Kohl’s, TJX, Walmart, Target, and Amazon.
“Targeted Solicitation Materials” shall have the meaning given in Section 2.4(d)(i) (Targeted Solicitation Materials) of this Agreement.
“Technology Peer Group” means Amazon, Gap, Kohl’s, Lowes, and TJX.
“Term” means the period beginning on the Effective Date and ending on the Termination Date.
“Termination Date” shall have the meaning given in Schedule 10.3 (Rights and Obligations Upon Notice of Termination).
“Termination Service Levels” shall have the meaning given in Schedule 2.1(g) (Service Level Standards).
“Territory” has the meaning given to it in Section 2.1(c) (Establishment of Program and Accounts) of the Agreement.
“Third Expert” has the meaning given to it in Schedule 10.4(a) (Purchase Option) of the Agreement.
“Third-Party Claim” means any claim (including counter or cross-claim), assertion, event, condition, investigation or proceeding by any third party (including Governmental Authorities) concerning any Indemnified Losses.
“Transamerica” means Transamerica Corporation Insurance Company.
“Visa” means Visa Inc.
“Written-Off Account” means an Account that has been written off in accordance with Bank Applicable Law and is consistent with the write-off policies applied by Bank with respect to its other private label and co-branded credit card programs.

ARTICLE XVI
HOME SERVICES CARD PROGRAM

16.1    General. The parties’ respective rights and obligations in respect of the Home Services Card Program and Home Services Accounts opened thereunder shall be as set forth in Schedule 16 (The Home Services Card Program).

IN WITNESS WHEREOF, Bank and JCPenney have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.
J. C. PENNEY CORPORATION, INC.

By:     /s/ James Ward
Name: James Ward
Title: Vice President, Credit

SYNCHRONY BANK

By:     /s/ Thomas M. Quindlen
Name: Thomas M. Quindlen
Title: Executive Vice President, Retail Card